Filed Pursuant to Rule 424(b)(5)

Registration No. 333-105949

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 19, 2003)

$4,000,000,000

General Motors Corporation

6.250% Series C Convertible Senior Debentures Due 2033

We are offering $4,000,000,000 principal amount of 6.250% Series C Convertible Senior Debentures Due 2033.

The Series C debentures are convertible into shares of our $1 2/3 par value common stock, at your option, under any of the following circumstances: (1) the closing sale price of our $1 2/3 par value common stock exceeds specified thresholds, (2) the trading price of the Series C debentures falls below specified thresholds, (3) the Series C debentures are called for redemption or (4) upon the occurrence of other specified corporate events. The Series C debentures are convertible at a conversion price of $47.62 per share, which is equal to a conversion rate  of 0.525 shares per $25.00 principal amount of Series C debentures, subject to adjustment. We may pay you an amount of cash equivalent to the shares of our $1 2/3 par value common stock otherwise required to be delivered upon conversion. We will pay interest on the Series C debentures on January 15 and July 15 of each year, beginning January 15, 2004. We may redeem the Series C debentures, in whole or in part, on or after July 20, 2010 for an amount in cash equal to the redemption prices set forth herein. You may require us to repurchase your Series C debentures on July 15 of 2018, 2023 and 2028, or, if any of those days is not a business day, on the next succeeding business day, for an amount equal to the principal amount plus accrued and unpaid interest. We may elect to pay the repurchase price in cash, shares of our $1 2/3 par value common stock or any combination thereof. We have listed the Series C debentures on the New York Stock Exchange under the symbol “GPM” and expect trading of the debentures to commence on June 27, 2003.

Our $1 2/3 par value common stock is listed on the New York Stock Exchange under the symbol “GM.” On June 26, 2003, the last sale price of our $1 2/3 par value common stock as reported on the New York Stock Exchange was $35.94  per share.

Investing in the debentures involves risks. See “Risk Factors” beginning on page S-5.

	Per Series C debenture	Total
Public Offering Price (1)	100.00%	$4,000,000,000
Underwriting Discount	1.75%	$70,000,000
Proceeds to General Motors Corporation	98.25%	$3,930,000,000

(1)	The public offering price set forth above does not include accrued interest, if any.

We have granted the underwriters the right to purchase up to an additional $600,000,000 aggregate principal amount of Series C debentures to cover overallotments, if any.

The underwriters expect to deliver the debentures to purchasers on July 2, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Merrill Lynch & Co.

Morgan Stanley

Citigroup

Banc of America Securities LLC

Goldman, Sachs & Co.

JPMorgan

UBS Investment Bank

Banc One Capital Markets, Inc.Barclays CapitalBear, Stearns & Co. Inc.

BNP PARIBASDeutsche Bank Securities

ABN AMRO Rothschild LLC Credit Suisse First Boston HSBC Mizuho International plc

June 26, 2003

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS

Unless the context indicates otherwise, the words “GM” “we,” “our,” “ours” and “us” refer to General Motors Corporation. The term “Hughes” refers to Hughes Electronics Corporation, a wholly-owned subsidiary of GM. The term “GMAC” refers to General Motors Acceptance Corporation, a wholly-owned subsidiary of GM.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or to make any additional representations. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of any securities other than the debentures pursuant to this prospectus supplement. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated June 19, 2003. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement, or the date of such incorporated information.

We are not, and the underwriters are not, making an offer to sell the Series C debentures in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the debentures may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We will deliver the debentures to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the debentures.

References to “dollars” or “$” in this prospectus supplement and the accompanying prospectus are to U.S. dollars, unless expressly indicated otherwise.

ii

SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the debentures discussed under “Risk Factors” beginning on page S-5.

General Motors Corporation

We are primarily engaged in the automotive and, through our wholly-owned subsidiary, Hughes Electronics Corporation, the communications services industries. We are the world’s largest manufacturer of automotive vehicles. We also have financing and insurance operations and, to a lesser extent, are engaged in other industries.

Our automotive segment is comprised of four regions:

•	GM North America;

•	GM Europe;

•	GM Latin America/Africa/Mid-East; and

•	GM Asia Pacific.

GM North America designs, manufactures and/or markets vehicles primarily in North America under the following nameplates:

• Chevrolet	• GMC	• Buick	• Saturn
• Pontiac	• Oldsmobile	• Cadillac	• HUMMER

GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and/or marketed under the following nameplates:

• Opel	• Holden	• Buick	• GMC
• Vauxhall	• Saab	• Chevrolet	• Cadillac

Our automotive regions also have investments in Fiat Auto Holdings, Fuji Heavy Industries Ltd., Suzuki Motor Corporation, Isuzu Motors Limited, Shanghai General Motors Corporation, SAIC-GM-Wuling Automobile Company Ltd. and GM Daewoo Auto & Technology Company. These investees design, manufacture and market vehicles under the following nameplates:

• Fiat	• Subaru	• Isuzu	• Wuling
• Alfa Romeo	• Suzuki	• Buick	• Daewoo

Certain of these investees also design, manufacture and market vehicles under the Chevrolet nameplate.

Our communications services relate to Hughes, which includes digital entertainment, information and communications services and satellite-based private business networks. For more information about Hughes, see the documents filed separately by Hughes with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2002, Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and various Current Reports on Form 8-K.

Our financing and insurance operations primarily relate to GMAC, which provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential and commercial mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage. For more information about GMAC, see the documents filed separately by GMAC with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2002, Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and various Current Reports on Form 8-K.

Our other industrial operations include the designing, manufacturing and marketing of locomotives and other heavy-duty transmissions.

Substantially all of our automotive-related products are marketed through retail dealers and distributors in the United States, Canada and Mexico, and through distributors and dealers overseas. At December 31, 2002, there were approximately 7,790 GM vehicle dealers in the United States, 800 in Canada and 210 in Mexico. Additionally, there were a total of approximately 11,800 outlets overseas which include dealers and authorized sales, service and parts outlets.

Hughes Separation Transactions

On April 9, 2003, GM, Hughes and The News Corporation Limited (“News Corporation”) announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM’s current approximately 19.8% retained economic interest in Hughes to a wholly-owned subsidiary of News Corporation. This subsidiary would then acquire an additional stake in Hughes from the holders of GM Class H common stock, which would provide News Corporation with a total of 34% of the then outstanding capital stock of Hughes. These transactions are subject to GM common stockholder approval, regulatory clearances and certain other conditions. Following the completion of these transactions, Hughes will no longer be a subsidiary of GM. We refer to these transactions as the “Hughes separation transactions.”

6.250% Series C Convertible Senior Debentures due 2033

Securities Offered

$4,000,000,000 aggregate principal amount of 6.250% Series C Convertible Senior Debentures Due 2033 (and up to an additional $600,000,000 aggregate principal amount if the underwriters exercise their option to purchase additional Series C debentures).

Maturity Date	July 15, 2033.

Ranking	The Series C debentures will constitute part of our senior debt. They will rank equally and pari passu with all our other unsecured and unsubordinated debt.

Offering Price	100% of the principal amount of each Series C debenture plus accrued interest, if any, from July 2, 2003.

Interest	6.250% per year of the principal amount, payable semiannually in arrears in cash on January 15 and July 15 of each year, beginning January 15, 2004.

Conversion Rights

You may convert the Series C debentures into shares of our $1 2/3 par value common stock at a conversion rate of 0.525 shares per $25.00 principal amount of Series C debentures, subject to adjustment for certain reasons (but not for accrued interest), prior to 5:00 p.m. New York City time on July 15, 2033 (or in the case of Series C debentures called for redemption, until the close of business on the business day prior to the redemption date), under any of the following circumstances:

•	during any fiscal quarter commencing after September 30, 2003 if the closing sale price of our $1 2/3 par value common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or

•	during the five business day period after any nine consecutive trading day period in which the trading price of the Series C debentures for each day of such period was less than 95% of the product of the closing sale price of our $1 2/3 par value common stock multiplied by the number of shares issuable upon conversion of $25.00 principal amount of the Series C debentures; or

•	if the Series C debentures have been called for redemption; or

•	upon the occurrence of specified corporate events described under “Description of Series C Debentures—Conversion of Series C Debentures—Conversion Upon Specified Corporate Events.”

We may pay you an amount of cash equivalent to the shares of our $1 2/3 par value common stock otherwise required to be delivered upon conversion of the Series C debentures. See “Description of

Series C Debentures—Conversion of Series C Debentures.” The conversion rate may be adjusted under certain circumstances. See “Description of Series C Debentures—Conversion of Series C Debentures—Conversion Rate Adjustments.”

Redemption

We may redeem any of the Series C debentures, in whole or in part, on or after July 20, 2010, by giving you at least 30 days notice, in cash at the redemption prices set forth in this prospectus supplement. See “Description of Series C Debentures—Optional Redemption by General Motors.”

Repurchase at Option of the Holder

You may require us to repurchase all or a portion of your Series C debentures on July 15 of 2018, 2023 and 2028, or, if any of those days is not a business day, on the next succeeding business day, for a repurchase price equal to the principal amount of the Series C debentures to be repurchased, plus accrued and unpaid interest to but excluding the repurchase date. We may choose to pay the repurchase price in cash, shares of our $1 2/3 par value common stock or a combination of cash and such common stock. See “Description of Series C Debentures—Repurchase of Series C Debentures at Option of the Holder.”

Fundamental Change

If a fundamental change occurs prior to maturity, you may require us to redeem all or a portion of your Series C debentures at a price equal to the principal amount of your Series C debentures plus accrued and unpaid interest to but excluding the repurchase date. The redemption price will be paid in cash, unless the successor company elects to pay the redemption price, in whole or in part, in shares of its capital stock. See “Description of Series C Debentures—Redemption at Option of the Holder Upon a Fundamental Change.”

Use of Proceeds

The offering of the Series C debentures and the other offerings by GM described at “Recent Developments—GM Financing Activities” are part of an overall effort to accelerate improvements in GM’s balance sheet and financial flexibility. GM currently expects that substantially all of the proceeds of these offerings will be used over time to partially fund its U.S. pension funds and other retiree benefit obligations, although no determination has yet been made as to the amount of proceeds that would be used for such purposes and the allocation of any contribution of proceeds among its various retiree benefit programs. GM expects to make significant cash contributions to these funds by late 2003. To the extent the proceeds are not used for such purposes, they will be used for general corporate purposes.

Trading

We have listed the Series C debentures on the New York Stock Exchange under the symbol “GPM” and expect trading of the debentures to commence on June 27, 2003. The Series C debentures will be a new issue of securities for which there currently is no public market. Our $1 2/3 par value common stock is traded on the New York Stock Exchange under the symbol “GM.”

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the Form 10-K of GM for the fiscal year ended December 31, 2002 and the Current Report of GM on Form 8-K filed on June 6, 2003, and the matters addressed below at “Disclosure Regarding Forward-Looking Statements,” you should carefully consider each of the factors set forth below before making an investment decision.

Risk Factors Related to Our Business

We operate in a highly competitive environment.

The automotive industry is highly competitive. We have encountered significant price competition in our markets and expect this to continue in the future. Overall manufacturing capacity in the automotive industry far exceeds current demand, which is at historically high levels. This overcapacity can cause manufacturers to reduce vehicle prices, in the form of subsidized financing or leasing programs, rebates or otherwise, for the purpose of maintaining market share. This overcapacity and price competition has had, and is expected to continue to have, a substantial negative impact on vehicle price and our profitability. A stronger U.S. dollar (as compared to the Japanese yen, Korean won and the Euro, for example) would make this situation worse.

Restrictions in our labor agreements could limit our ability to pursue restructuring initiatives, and labor strikes, work stoppages or similar difficulties could significantly disrupt our operations.

Substantially all of the hourly employees in our U.S., Canadian and European automotive operations are represented by labor unions and are covered by collective bargaining agreements. These agreements restrict our ability to close plants, restructure operations and take other steps to make our business more efficient. Furthermore, the negotiation of new collective bargaining agreements with the United Auto Workers (the “UAW”), Canadian Auto Workers and various European labor groups could result in higher labor costs and more restrictive work rules than those currently in effect. A work stoppage or slow down could occur as a result of disputes under our collective bargaining agreements or in connection with the negotiation of new collective bargaining agreements. A work stoppage or slow down could adversely affect our business and disrupt our operations. A work stoppage or slow down at our key suppliers could have similar consequences if alternative sources are not readily available.

In September 2003, our current collective bargaining agreement with the UAW will expire, which agreement covers the majority of our U.S. hourly employees. Any disputes relating to the negotiation of this new agreement could result in work stoppages or slow downs. The impact of a new collective bargaining agreement with the UAW on, among other things, our results of operations and our ability to implement measures to increase production efficiency is uncertain, and could negatively influence both.

Our ability to achieve material and structural cost reductions and to realize production efficiencies is one of the keys to our success.

We currently are in the process of implementing a number of material and structural cost reduction initiatives. Successfully implementing these initiatives is one of the keys to our future competitiveness and profitability. In addition, we are continually attempting to realize production efficiencies. While realizing these efficiencies is important to our competitive position, there can be no assurance that we will be able to realize significant operating efficiencies in the future.

Our U.S. pension funds are significantly underfunded and our pension expense and underfunding levels are affected by factors outside our control and may increase.

Our U.S. pension plans were underfunded by $19.3 billion as of December 31, 2002. This amount could increase due to market factors, including returns on plan assets and the discount rate used to measure accounting liabilities. If measured as of the date of this prospectus supplement, the discount rate would be 75–100 basis points lower than 2002 year-end, resulting in a $6 billion to $8 billion increase in the liability.

Our employee benefit plans hold a significant amount of equity securities, including our Class H common stock. Following the consummation of the Hughes separation transactions, these plans will hold a significant amount of equity securities of Hughes and perhaps News Corporation. Further declines in the market values of any of these securities will increase our pension expense and, as a result, adversely affect our profitability, as well as increase the level of underfunding of such plans. In addition, continued decreases in interest rates, if and to the extent not offset by contributions and asset returns, would increase the level of underfunding of such plans.

If we fail to manage healthcare (especially prescription drug) costs successfully, our financial results will suffer.

Healthcare costs for employees and retirees (in particular, prescription drug costs) have been rising significantly over the past few years, including for our company. We are attempting to control these costs through a variety of initiatives, but our efforts may not always be successful. Failure to control our healthcare costs could have a material adverse effect on our profitability.

Economic and industry conditions constantly change, and we must adapt to these changes to be successful.

A number of factors over which we have little or no control (including general economic and industry conditions) significantly affect the worldwide automotive industry. The number of cars and trucks sold industry-wide varies substantially from year to year. Demand for our vehicles depends largely on general economic conditions, the pricing of our vehicles, the availability and cost of fuel and consumer financing and the strength of our product offerings. Cars and trucks are durable items, the replacement of which can be significantly deferred. Difficult economic conditions may also cause buying patterns to shift to used vehicles. While we may attempt to limit the effect of these trends through rebates, subsidized financing or other measures, these actions can have a material negative impact on our profitability and may be unsuccessful. Because we have higher fixed costs, relatively small changes in the number of vehicles sold can have a significant effect on our profitability. Consequently, should industry demand further soften (due to slowing or negative economic growth, among other things) or our market share decrease in our major markets, our profitability will be adversely affected. There can be no assurance that current industry vehicle sales levels will continue.

Our results may be adversely affected by decreases in the residual value of returned leased vehicles.

Actual proceeds realized by GMAC, our wholly-owned subsidiary, upon the sale of returned leased vehicles at lease termination may be lower than our internal expectations of residual values. The residual value of leased vehicles has been decreasing, and this trend may continue. The continuation of this trend and any unfavorable difference between the actual residual values realized on our leased vehicles and our current expectations of such values will have a negative impact on our profitability and financial condition.

Our ability to access the capital markets is dependent in part on our credit ratings, and a decline in our ratings would increase our borrowing costs and could hinder our ability to operate our business.

Our business is highly dependent on our ability to access the capital markets. Our access to, and our costs of borrowing in, these markets depend on our credit ratings. On April 9, 2003, Standard & Poor’s Rating Services (“S&P”) reaffirmed its corporate credit rating (BBB) on GM and revised its outlook on GM and GMAC to negative from stable. S&P also warned that GM’s rating was under constant review and could be downgraded without notice. On April 22, 2003, Dominion Bond Rating Service Limited (“DBRS”) announced that it downgraded its long-term ratings of the GM group of companies from A to A (low). On June 13, 2003, Moody’s Investors Service, Inc. (“Moody’s”) lowered GM’s long-term rating from A3 to Baa1, and also lowered GMAC’s long-term rating from A2 to A3 and GMAC’s short-term rating from Prime-1 to Prime-2, with the outlook for GM’s and GMAC’s ratings remaining negative. On June 19, 2003, Fitch Ratings (“Fitch”) downgraded its rating of the senior unsecured debt of GM and GMAC from A- to BBB+ and reaffirmed the corresponding commercial paper ratings at F2, but its rating outlook remains negative. These downgrades have limited our access to the commercial paper markets and will increase our overall borrowing costs. There can be no assurances that our credit ratings will remain in effect for any given period of time or that any of these ratings will not be further downgraded in the future. Further downgrades could, among other things, limit our ability to finance the purchase or lease of our vehicles, which could in turn affect our sales, market share and profitability.

Our indebtedness and other obligations are significant and could affect our business.

We have a significant amount of indebtedness. Our indebtedness is anticipated to materially increase upon the consummation of the various offerings described under “Recent Developments” below. See also “Consolidated Capitalization” below. In addition, the indenture under which the Series C debentures are being issued does not limit our ability to create additional indebtedness. Our significant indebtedness may have several important consequences. For example, it could:

•	Require us to dedicate a significant portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which will reduce the funds available for other purposes;

•	Limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate purposes; and

•	Make us more vulnerable to adverse economic and industry conditions, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

Changes in laws, regulations or policies of governmental organizations may have a significant negative impact on how we do business and our results of operations.

We are affected significantly by a substantial amount of costly governmental regulation, which is anticipated to increase. In the U.S. and Europe, for example, governmental regulation has arisen primarily out of environmental, vehicle safety and fuel economy concerns. The costs of complying with these requirements can be substantial. Of particular concern are the U.S. mandated corporate average fuel economy requirements. If these standards are increased significantly, we may have to curtail sales of our most profitable vehicles. Similarly, meeting or exceeding government-mandated safety standards is costly because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards.

Our results could be adversely affected in the event of a product recall.

Government safety standards require that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is also obligated to recall vehicles if it determines that they do not comply with a safety standard. Should we or government safety regulators determine that a safety defect or noncompliance exists concerning any of our vehicles, the costs of such recall campaign could be substantial.

A directive of the European Parliament mandating the recycling of vehicles could negatively impact our business.

These regulations provide that motor vehicle manufacturers take back end-of-life vehicles registered after July 1, 2002 (at no cost to the last owner) and all other vehicles as of January 1, 2007. Beginning in 2006, the directive imposes requirements on the proportion of the vehicle that may be disposed of in landfills and the proportion that must be reused or recycled. Beginning with vehicles registered after July 1, 2003, the use of certain substances in vehicles is also banned under the directive. These provisions may be applied by member states prior to the dates mentioned above.

We could be adversely affected by changes in currency exchange rates, commodity prices, equity prices and interest rates.

We are exposed to risks related to the effects of changes in foreign currency exchange rates, commodity prices, equity prices and interest rates. While we carefully watch and attempt to manage these exposures, these types of changes can have substantial adverse effects on our business and results of operations.

Shortages and increases in the price of fuel can result in diminished profitability.

Any sustained shortage in the availability of gasoline in the U.S. or in our other markets (or increases in the price of fuel) could result in weaker demand for our more profitable large and luxury cars and trucks and increase demand for less profitable small cars and trucks. Such a result could have a significant adverse effect on our profitability.

Market acceptance of new vehicles is important to our success.

Vehicles that attract strong consumer interest and demand can mitigate the risks of increasing price competition and declines in industry demand for vehicles and are a key to our continued success. Vehicles that do not attract strong consumer interest and demand (whether as a result of styling, quality, reliability, price, safety or otherwise) can make these risks worse and cause lower profitability. Our competitors have introduced (and likely will continue to introduce) new and improved vehicle models. Some of these vehicles are newer than our existing models in the same market segments. This has and will continue to put pricing pressure on our vehicles in those segments and (in the case of some segments) has and will result in market share declines. Lower margins, sales volumes and market shares for our company will result if we are unable to produce models that compare favorably to competing models, particularly in our more profitable vehicle segments. This in turn can substantially adversely affect our profitability.

Political instability can disrupt our operations and the demand for our products.

Political stability in the countries in which we operate and sell vehicles is important to maintain uninterrupted business operations and demand for our products. For example, political instability tends to create economic uncertainty, which can cause broad adverse shifts in the willingness of consumers to purchase high-cost durable items such as cars and trucks.

The recapitalization plan of Fiat AutoHoldings, B.V. could have a dilutive effect on our interest therein, and exercise of the Fiat put option could have a material effect on our liquidity and financial condition.

At the April 23, 2003, Annual General Shareholders Meeting of Fiat AutoHoldings, B.V. (“FAH”), FAH adopted a Euro 5 billion recapitalization plan that provides shareholders the option to make pro-rata capital contributions over the next eighteen months. When the plan was adopted, Fiat S.p.A. (“Fiat”) held 80% of FAH and we held 20% of FAH. Fiat has stated that it intends to participate with a Euro 3 billion contribution. Currently, we do not intend to participate. If and to the extent GM does not participate and Fiat does participate in the contribution plan, GM’s interest in FAH would be diluted and Fiat’s interest would increase.

In addition, a master agreement provides that, from January 24, 2004 to July 24, 2009, Fiat has the right to exercise a put option (the “Put”) to require GM to purchase Fiat’s FAH shares at fair market value. Whether and when Fiat may seek to exercise the Put is unknown. It is uncertain as to whether the Put would ever be exercised due to the possibility that it could be affected by subsequent agreements of the companies, it could become non-

exercisable under other provisions of the master agreement, it could be rendered unenforceable by reason of actions Fiat may have taken or Fiat may choose not to exercise the Put. While GM and Fiat have discussed potential alternatives to the master agreement, no changes have been agreed upon.

If and when the Put is implemented, the fair market value of FAH shares would be determined by investment banks under procedures set forth in the master agreement. Until any such valuation is completed, the amount, if any, that GM might have to pay for Fiat’s FAH shares is not quantifiable. Furthermore, if and when the Put is exercised, we have the option to pay for the FAH shares entirely in shares of our $1 2/3 par value common stock, entirely in cash or in any combination thereof. To the extent we choose to pay in cash, the portion may be paid in four installments over a three-year period. The exercise of the Put could have a material adverse impact on our liquidity and financial condition.

If GM were to acquire Fiat’s FAH shares and thus become the sole owner of Fiat Auto S.p.A. (“Fiat Auto”), unless FAH or Fiat Auto were subject to liquidation or insolvency, FAH’s consolidated financial statements would be required for financial reporting purposes to be consolidated with those of GM. In addition, if Fiat Auto were to need additional funding, GM would have to decide whether or not to provide such funding and under what conditions to provide any such funding. The timing and possibility of any indebtedness, losses and capital needs of FAH and Fiat Auto after their acquisition by GM are not presently determinable, but they could have a material adverse effect on us.

Risk Factors Related to the Series C Debentures

We expect that the trading value of the Series C debentures will be significantly affected by the price of our $1 2/3 par value common stock.

The market price of the Series C debentures is expected to be significantly affected by the market price of our $1 2/3 par value common stock. This may result in greater volatility in the trading value of the Series C debentures than would be expected for nonconvertible debt securities we issue.

The price of our $1 2/3 par value common stock could be adversely affected by possible sales of our $1 2/3 par value common stock by investors who view the Series C debentures as a more attractive means of equity participation in GM, and by hedging or arbitrage trading activity that could develop involving our $1 2/3 par value common stock. Such arbitrage, in turn, would be likely to adversely affect the trading price of the Series C debentures.

The conditions to the conversion of the Series C debentures may result in your receiving less than the value of the underlying shares of our $1 2/3 par value common stock.

The Series C debentures have several features, including conditions to conversion, which, if not satisfied, could prevent you from converting your Series C debentures and result in your receiving less than the value of our $1 2/3 par value common stock into which the Series C debentures are otherwise convertible. These features could adversely affect the value and the trading prices of the Series C debentures. See “Description of Series C Debentures—Conversion of Series C Debentures.”

There are no restrictions in the Series C debentures on our ability to incur additional indebtedness or to take other actions that could negatively impact the Series C debentures.

We are not restricted under the terms of the Series C debentures from incurring indebtedness. Further, the covenants applicable to the Series C debentures do not require us to achieve minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional indebtedness and take a number of other actions that are not limited by the terms of the Series C debentures could have the effect of diminishing our ability to make payments on the Series C debentures when due.

We may not have the funds necessary to finance the repurchase of the Series C debentures at the option of the holders or upon a fundamental change.

Holders of the Series C debentures may require us to repurchase their debentures on July 15 of 2018, 2023 and 2028. In addition, in the event of a fundamental change, our successor company (which may include GM, as appropriate) may be required to redeem the Series C debentures. Although not anticipated, we or our successor company may not have sufficient funds to pay the repurchase or redemption price in cash, including because we or a successor company may also be required to redeem other previously issued or future securities in the event of a fundamental change. Even if sufficient funds are available to pay the repurchase or redemption price of the Series C debentures in cash, we have (and our successor company has) the right to pay such price in shares of capital stock instead of cash. In addition, other corporate events which could significantly change our capital structure, such as leveraged recapitalizations that would increase the level of our indebtedness or that of our subsidiaries, would not necessarily constitute a fundamental change for these purposes. See “Description of Series C Debentures—Redemption at Option of the Holder Upon a Fundamental Change.”

An active trading market may not develop for the Series C debentures.

Prior to this offering there has been no trading market for the Series C debentures. If such a market were to develop, the Series C debentures could trade at prices that may be higher or lower than the initial public offering price. We have listed the debentures on the New York Stock Exchange under the symbol “GPM.” There can be no assurances that the Series C debentures will not be suspended from trading if in the future the minimum listing requirements do not remain satisfied. In addition, the underwriters have advised us that they currently intend to make a market in the Series C debentures. They are not, however, obligated to do so and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the underwriters will be subject to the limits imposed by U.S. securities laws. As a result, we cannot assure you that any market for the Series C debentures will develop or, if one does develop, that it will be maintained. If an active market for the Series C debentures fails to develop or be sustained, the trading price of the Series C debentures could decline significantly.

The yield on the Series C debentures may be lower than the yield on a standard debt security of comparable maturity.

The interest rate we pay on the Series C debentures may be less than the rate of return you could earn on other investments. The yield will be less than the yield you would earn if on the issue date of the Series C debentures you bought a nonconvertible senior debt security from us with the same stated maturity date. An investment in the Series C debentures may not reflect the full opportunity cost to you, taking into account factors that affect the time value of money.

The conversion rate of the Series C debentures may not be adjusted for all dilutive events.

The conversion rate of the Series C debentures is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our $1 2/3 par value common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, extraordinary cash dividends and issuer tender or exchange offers as described under “Description of Series C Debentures—Conversion of Series C Debentures.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer, that may adversely affect the trading price of the Series C debentures or the $1 2/3 par value common stock into which such debentures may be convertible. In addition, we will not adjust the conversion rate for the Hughes separation transactions because they do not involve any distribution of cash or securities on our $1 2/3 par value common stock. There can be no assurance that an event that adversely affects the value of the Series C debentures, but does not result in an adjustment to the conversion rate, will not occur.

Risk Factor Related to the Hughes Separation Transactions

The assets of Hughes will not be available to support our financial position and credit ratings after the Hughes separation transactions.

Following the completion of the Hughes separation transactions, Hughes will no longer be a subsidiary of GM, and GM will be unable to rely upon the assets of Hughes to support its financial position and credit ratings, including in times of economic downturn or cyclical changes in the automotive industry. As a result of the transactions, GM anticipates that there would be a net reduction of GM’s stockholders’ equity. This net reduction would have been approximately $7.12 billion based on an assumed price of $14.00 per share of GM Class H common stock, the net book value of Hughes as of March 31, 2003, and certain other assumptions. There can be no assurance that, after the transactions, operating results and market conditions will not result in lower credit ratings or a weaker financial condition for GM than if the transactions had not occurred. For a more detailed discussion of the Hughes split-off transactions, see “Recent Developments—Separation of Hughes from GM.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus supplement and the accompanying prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements, including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal” or the negative of those words or other comparable words.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, we can give no assurance that such expectations will prove to be correct. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus supplement under the caption “Risk Factors” and elsewhere, and other factors such as the following, many of which are beyond our control:

With respect to GM (including Hughes and our other subsidiaries):

•	changes in economic conditions or currency exchange rates, significant terrorist attacks or political instability in the major markets where we procure material, components and supplies for the production of our principal products or where our products are produced, distributed or sold (that is, North America, Europe, Latin America and Asia-Pacific);

•	shortages of fuel or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties with the employment of labor in the major markets where we purchase material, components and supplies for the production of our products or where our products are produced, distributed or sold;

•	significant changes in the competitive environment in the major markets where we purchase material, components and supplies for the production of our products or where our products are produced, distributed or sold;

•	changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	our ability to achieve reductions in cost and employment levels, to realize production efficiencies and to implement capital expenditures, all at the levels and times planned by management;

•	the threat of terrorism, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions may affect both the United States and the global economy and may increase other risks; and

•	we may face other risks described from time to time in periodic reports that we file with the SEC.

With respect to Hughes specifically, additional risk factors include:

•	various lawsuits to which Hughes is a party that, if adversely decided, could have a significant adverse impact on its businesses and the Hughes separation transactions;

•	weakness in the global economy may harm the business of Hughes generally, and adverse local political or economic developments may occur in some markets of Hughes;

•	legislative and regulatory developments may create unexpected challenges for Hughes;

•	Hughes may be unable to obtain needed retransmission consents, FCC authorizations or export licenses;

•	service interruptions arising from technical anomalies on some satellites, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm the business of Hughes;

•	Hughes faces intense and increasing competition from existing cable television operators and other subscription television providers, new competitors may enter the subscription television business and new technologies may increase competition;

•	regulatory authorities or third parties may impose limitations on access to distribution channels;

•	satellite launches may be delayed or fail, the satellites of Hughes may fail prematurely in orbit, and Hughes may be unable to obtain adequate insurance to cover losses incurred from the failure of launches and/or satellites; and

•	Hughes has experienced satellite anomalies in the past and may experience satellite anomalies in the future that could lead to the loss or reduced capacity of such satellites which could materially affect operations.

Consequently, all of the forward-looking statements made in this prospectus supplement and the accompanying documents are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us or Hughes and our respective subsidiaries or our businesses or operations. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not, however, undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT DEVELOPMENTS

GM Financing Activities

On May 19, 2003, GM issued in a registered offering $1,115,000,000 in aggregate principal amount of 7.375% Senior Notes due May 15, 2048. On May 23, 2003, GM issued in a registered offering $425,000,000 in aggregate principal amount of 7.375% Senior Notes due May 23, 2048. The notes issued in these offerings (together, the “May Offerings”) are general unsecured, unsubordinated obligations of GM. We have used or will use the net proceeds from these offerings for general corporate purposes, including the repayment of existing indebtedness.

On June 26, 2003, GM announced final pricing and related terms for the issuance and sale of debt securities to a global syndicate of underwriters. The offerings by GM and its wholly-owned subsidiary General Motors Nova Scotia Finance Company consist of a total of approximately $13.2 billion in senior notes and debentures, including the Series C debentures. GM also granted an overallotment option with respect to the Series C debentures for up to $600 million. In particular, the offerings include the following securities, in addition to the Series C debentures: $1.0 billion of GM 7.125% senior notes due July 15, 2013, $1.25 billion of GM 8.25% senior notes due July 15, 2023, $3.0 billion of GM 8.375% senior notes due July 15, 2033, Euro 1.0 billion of GM 7.25% senior notes due July 3, 2013, Euro 1.5 billion of GM 8.375% senior notes due July 5, 2033, Sterling 350 million of GM Nova Scotia 8.375% senior notes due December 7, 2015 and Sterling 250 million of GM Nova Scotia 8.875% senior notes due July 10, 2023. The offerings will close in July.

The offerings of U.S. dollar denominated securities were registered under the Securities Act. The Euro and Sterling denominated securities were offered outside the United States in transactions not registered under the Securities Act, which securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This prospectus supplement does not constitute an offer with respect to any securities other than the Series C debentures as described herein.

GMAC Financing Activities

On June 26, 2003, GMAC announced final pricing and related terms for the issuance and sale of debt securities to a global syndicate of underwriters. The offerings by GMAC consist of a total of approximately $4.4 billion in short-term notes and debt. In particular, the offerings include the following securities: $1.0 billion of GMAC 4.5% notes due July 15, 2006, Euro 1.5 billion of GMAC 2-year floating rate notes at Euribor plus 175 basis points due July 5, 2005 and Euro 1.5 billion of GMAC 6.0% notes due July 3, 2008. The offerings will close in July.

The offerings of U.S. dollar denominated securities were registered under the Securities Act. The Euro denominated securities were offered outside the United States in transactions not registered under the Securities Act, which securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This prospectus supplement does not constitute an offer with respect to any securities offered by GMAC.

Ratings Agency Actions

On April 9, 2003, S&P reaffirmed its corporate credit rating (BBB) on GM and revised its outlook on GM and GMAC to negative from stable. S&P also warned that GM’s rating was under constant review and could be downgraded without notice.

On April 22, 2003, DBRS announced that it downgraded its long-term ratings of the General Motors group of companies from A to A (low) and changed the trend from negative to stable. Concurrently, DBRS confirmed the commercial paper ratings at R-1 (low) of the (GM) group, all with a continuing stable trend.

On June 13, 2003, Moody’s announced that it had lowered GM’s long-term rating from A3 to Baa1, and also lowered GMAC’s long-term rating from A2 to A3 and its short-term rating from Prime-1 to Prime-2. Concurrently, Moody’s confirmed GM’s existing Prime-2 short-term rating. Moody’s rating outlook remains negative.

On June 19, 2003, Fitch downgraded its rating of the senior unsecured debt of GM and GMAC from A- to BBB+. Fitch also reaffirmed the corresponding commercial paper ratings at F2. Fitch’s rating outlook remains negative.

Separation of Hughes from GM

On April 9, 2003, we and our wholly-owned subsidiary, Hughes, together with News Corporation, announced the signing of definitive agreements that, subject to GM common stockholder approval, regulatory clearances and certain other conditions, provide for the split-off of Hughes from us and the acquisition by News Corporation of 34% of Hughes. If the transactions are approved by GM common stockholders and the requisite conditions are satisfied, the transactions will be accomplished through the following principal steps:

•	The Hughes Split-Off—GM will distribute one share of Hughes common stock in exchange for and in redemption of each outstanding share of GM Class H common stock. Based on certain assumptions, the shares distributed in the Hughes split-off will constitute approximately 80.2% of the outstanding equity in Hughes. Also, prior to the distribution, Hughes will pay to GM a $275 million special cash dividend.

•	The GM/News Corporation Stock Sale—Simultaneously with the Hughes split-off, GM will sell all of its remaining common stock of Hughes, currently representing approximately 19.8% of the aggregate economic interest in Hughes, to a subsidiary of News Corporation. News Corporation will pay GM $14.00 per share in cash for 80% of such stock. News Corporation will also pay GM $14.00 per share, subject to adjustment based on a collar mechanism, for the remaining 20% of such stock with, at the election of News Corporation, cash and/or News Corporation preferred American Depository Shares (“News Corporation Preferred ADSs”).

•	The News Corporation Stock Acquisition—Immediately after the transactions described above, a subsidiary of News Corporation will acquire, based on certain assumptions, approximately 14.2% of additional common stock of Hughes from the former GM Class H stockholders who received shares of Hughes common stock in the Hughes split-off. This stock acquisition by News Corporation will be accomplished by merging an indirect wholly-owned subsidiary of News Corporation into Hughes. In this merger, holders of Hughes common stock immediately prior to the merger will receive cash and/or News Corporation Preferred ADSs, subject to adjustment based on a collar mechanism, in exchange for the Hughes common stock acquired by News Corporation, and will retain, based on certain assumptions, approximately 82.3% of the Hughes common stock they will receive in the Hughes split-off.

Upon completion of the transactions:

•	Hughes will no longer be a subsidiary of GM;

•	Our Class H common stock will be eliminated, and we no longer will have “tracking stock”;

•	Our $1 2/3 par value common stock will remain outstanding and will be our only class of common stock; and

•	News Corporation will indirectly own 34% of the outstanding Hughes common stock, and the former GM Class H common stockholders will own the remaining 66% of the outstanding Hughes common stock.

As a result of the transactions, GM will receive, based on certain assumptions, approximately $3.84 billion in proceeds, comprised of approximately $3.07 billion in cash, with the balance paid in either News Corporation Preferred ADSs and/or cash at News Corporation’s election, subject to adjustment based on a collar mechanism. GM will also receive a $275 million special cash dividend from Hughes. GM anticipates that the transactions will also result in a net reduction of GM’s stockholders’ equity. This net reduction would have been approximately $7.12 billion based on an assumed price of $14.00 per share of GM Class H common stock, the net book value of Hughes as of March 31, 2003 and certain other assumptions.

GM, as the sole stockholder of Hughes, has already approved certain aspects of the transactions. However, other aspects of the transactions require GM common stockholder approval and, accordingly, none of the transactions will be completed unless GM common stockholder approval is obtained. The proposed transactions also are subject to anti-trust clearance and approval by the Federal Communications Commission. In addition, the transactions are contingent upon the receipt of a favorable ruling from the IRS that the separation of Hughes from us will be tax-free to us and our stockholders for U.S. federal income tax purposes. The transactions are currently expected to close in the second half of 2003 or the first half of 2004.

USE OF PROCEEDS

The net proceeds of the offering will be approximately $3,930,000,000 (assuming no exercise of the underwriters’ over-allotment option). The offering of the Series C debentures and the other planned offerings by GM described above at “Recent Developments—GM Financing Activities” are part of an overall effort to accelerate improvements in GM’s balance sheet and financial flexibility. GM currently expects that substantially all of the proceeds of these offerings will be used over time to partially fund its U.S. pension funds and other retiree benefit obligations, although no determination has yet been made as to the amount of proceeds that would be used for such purposes and the allocation of any contribution of proceeds among its various retiree benefit programs. GM expects to make significant cash contributions to these funds by late 2003. To the extent the proceeds are not used for such purposes, they will be used for general corporate purposes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Three Months Ended March 31,		Years Ended December 31,
2003	2002	2002	2001	2000	1999	1998
1.96	1.15	1.24	1.16	1.72	2.13	1.73

We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our $1 2/3 par value common stock is currently listed on the New York Stock Exchange under the symbol “GM.” The following table contains, for the periods indicated, the high and low sale prices per share of our $1 2/3 par value common stock, as reported on the New York Stock Exchange composite tape and the cash dividend per share on such common stock.

	High	Low	Dividend
2001
First Quarter	$59.48	$50.25	$0.50
Second Quarter	64.89	50.20	0.50
Third Quarter	67.80	39.17	0.50
Fourth Quarter	53.22	40.52	0.50

2002
First Quarter	$62.01	$47.92	$0.50
Second Quarter	68.17	50.00	0.50
Third Quarter	54.08	38.11	0.50
Fourth Quarter	41.40	30.80	0.50

2003
First Quarter	$41.12	$29.75	$0.50
Second Quarter (through June 26, 2003)	$39.50	$32.84	$0.50

There were 424,798 holders of record of our $1 2/3 par value common stock as of June 18, 2003.

As of June 26, 2003, the last reported sale price of our $1 2/3 par value common stock on the New York Stock Exchange was $35.94.

Our payment of dividends in the future will be determined by our board of directors and will depend on business conditions, our financial condition, our earnings and other factors. See “Description of $1 2/3 Par Value Common Stock and Class H Common Stock—Dividends” in the accompanying prospectus. In any event, you will not be entitled to receipt of dividends on the underlying shares of our $1 2/3 par value common stock prior to issuance of shares upon the conversion of your Series C debentures.

CONSOLIDATED CAPITALIZATION

The following table sets forth (i) our actual consolidated capitalization at March 31, 2003, (ii) a pro forma statement of our consolidated capitalization at March 31, 2003 assuming the consummation of the Hughes separation transactions and (iii) a pro forma statement of our consolidated capitalization at March 31, 2003 assuming the consummation of the Hughes separation transactions, as adjusted to give effect to this offering, the May Offerings and the other offerings described under the captions “Recent Developments—GM Financing Activities” and “Recent Developments—GMAC Financing Activities,” assuming no exercise of any overallotment option (the May Offerings and such other offerings, collectively, the “Other Financings”). The following table should be read in conjunction with our consolidated financial statements (including the notes thereto) in our Annual Report on Form 10-K for the year ended December 31, 2002, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K filed on June 6, 2003, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and with respect to the pro forma financial information regarding GM assuming the consummation of the Hughes separation transactions, our Amendment to Current Report on Form 8-K/A filed on June 19, 2003, which are incorporated into this document by reference.

	As of March 31 , 2003
	Actual	Hughes Pro Forma	As Adjusted
	(unaudited)
	(in millions of U.S. dollars)
Notes and loans payable
Payable within one year	$68,855	$68,810	$68,810
Payable beyond one year	142,871	137,901	137,901
Debentures offered hereby	—	—	4,000
Other Financings	—	—	15,067

Total notes and loans payable	211,726	206,711	225,778
Minority interests	835	271	271
Stockholders’ Equity
GM common stock
GM $1 2/3 par value common stock	934	934	934
GM Class H common stock	111	—	—
Capital surplus (principally additional paid-in capital)	22,808	14,611	14,611
Retained earnings	11,234	12,356	12,356

Subtotal	35,087	27,901	27,901
Accumulated foreign currency translation adjustments	(2,665)	(2,638)	(2,638)
Net unrealized loss on derivatives	(196)	(193)	(193)
Net unrealized gains on securities	344	347	347
Minimum pension liability adjustment	(23,204)	(23,172)	(23,172)

Total stockholders’ equity	9,366	2,245	2,245

Total capitalization	$221,927	$209,227	$228,294

Amount Available for the Payment of Dividends
GM $1 2/3 par value common stock	$11,596	$26,967	$26,967
GM Class H common stock	22,446	—	—

Total	$34,042	$26,967	$26,967

SELECTED CONSOLIDATED FINANCIAL DATA

The following statement of financial data for the two years ended December 31, 2002 and 2001 have been derived from our consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus, which have been audited by Deloitte & Touche LLP, independent auditors.

The statement of operations for the three-month periods ended March 31, 2003 and 2002 and the balance sheet data as of March 31, 2003 and 2002 have been derived from our unaudited consolidated financial statements which have been incorporated into this document by reference. We do not publish non-consolidated financial statements. We believe that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended March 31, 2003 are not necessarily indicative of the results for the full year.

The following table should be read in conjunction with our consolidated financial statements (including the notes thereto) in our Annual Report on Form 10-K for the year ended December 31, 2002, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K filed on June 6, 2003, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and with respect to the pro forma financial information regarding GM assuming the consummation of the Hughes separation transactions, our Amendment to Current Report on Form 8-K/A filed on June 19, 2003, which are incorporated into this document by reference.

	As of March 31, (unaudited)		As of December 31,
	2003	2002	2002	2001
	(in millions of U.S. Dollars)
Consolidated Balance Sheet:
ASSETS
Cash and cash equivalents	$26,982	$19,049	$21,449	$18,555
Marketable securities	16,841	13,282	16,825	12,069

Total cash and marketable securities	43,823	32,331	38,274	30,624
Finance receivables—net	141,273	112,686	134,647	109,211
Accounts and notes receivable (less allowances)	16,209	11,091	15,715	10,798
Inventories (less allowances)	10,769	9,802	9,967	10,034
Deferred income taxes	39,000	28,677	39,865	28,239
Equipment on operating leases—(less accumulated depreciation)	36,997	32,378	32,988	36,087
Equity in net assets of nonconsolidated associates	4,990	4,871	5,044	4,950
Property—net	37,681	35,512	37,514	36,440
Intangible assets—net	17,961	16,972	17,954	16,927
Other assets	33,733	40,360	37,028	39,102

Total assets	$382,436	$324,680	$368,996	$322,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable (principally trade)	$28,738	$26,456	$27,452	$26,197
Notes and loans payable	211,726	166,470	201,940	166,314
Postretirement benefits other than pensions	38,239	38,586	38,187	38,393
Pensions	22,536	11,113	22,762	10,839
Deferred income taxes	7,342	6,318	7,178	6,690
Accrued expenses and other liabilities	63,654	55,395	63,829	53,526

Total liabilities	372,235	304,338	361,348	301,959
Minority interests	835	766	834	746

	As of March 31,		As of December 31,
	2003	2002	2002	2001
	(in millions of U.S. Dollars)
Stockholders’ equity
$1 2/3 par value common stock (outstanding, 560,616,422; 560,021,275; 560,447,797 and 558,439,976 shares)	934	934	936	932
Class H common stock (outstanding, 1,107,517,793; 877,777,148; 958,284,272 and 877,386,595 shares)	111	88	96	88
Capital surplus (principally additional paid-in capital)	22,808	21,589	21,583	21,519
Retained earnings	11,234	9,387	10,031	9,463

Subtotal	35,087	31,998	32,646	32,002
Accumulated foreign currency translation adjustments	(2,665)	(3,014)	(2,784)	(2,919)
Net unrealized loss on derivatives	(196)	(256)	(205)	(307)
Net unrealized gains on securities	344	428	372	512
Minimum pension liability adjustment	(23,204)	(9,580)	(23,215)	(9,581)

Accumulated other comprehensive loss	(25,721)	(12,422)	(25,832)	(12,295)

Total stockholders’ equity	9,366	19,576	6,814	19,707

Total liabilities and stockholders’ equity	$382,436	$324,680	$368,996	$322,412

	Three Months Ended March 31, (Unaudited)		Years Ended December 31,
	2003	2002	2002	2001
	(in millions of U.S. Dollars)
Income Statement Data:
Total net sales and revenues	$49,365	$46,214	$186,763	$177,260

Cost of sales and other expenses	39,383	38,401	153,344	144,093
Selling, general, and administrative expenses	5,706	5,601	23,624	23,302
Interest expense	2,128	1,858	7,715	8,347

Total costs and expenses	47,217	45,860	184,683	175,742
Income from continuing operations before income taxes and minority interests	2,148	354	2,080	1,518
Income tax expense	656	125	533	768
Equity income/(loss) and minority interests	(9)	(1)	189	(149)

Net income	$1,483	$228	$1,736	$601

DESCRIPTION OF SERIES C DEBENTURES

General

The following description of the particular terms of the 6.250% Series C Convertible Senior Debentures Due 2033 (the “debentures” or the “Series C debentures”) offered hereby supplements, and to the extent that the terms are inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The following description is a summary of the material provisions of the Series C debentures. It does not restate the terms of the Series C debentures in their entirety. The terms of the Series C debentures, and not this description, define your rights as a holder of the Series C debentures.

The Series C debentures offered hereby will be issued in an aggregate principal amount of $4,000,000,000 (or $4,600,000,000 if the underwriters exercise their right to purchase additional Series C debentures in full) pursuant to an indenture dated as of December 7, 1995, between us and Citibank, N.A., as trustee (the “trustee”), as supplemented (the “indenture”). The indenture is more fully described in the accompanying prospectus. The Series C debentures have been authorized and approved by resolution of our Board of Directors.

The indenture and Series C debentures are governed by, and construed in accordance with, the laws of the State of New York, United States.

The Series C debentures will be unsecured obligations of ours and will rank equally and pari passu with all other unsecured and unsubordinated indebtedness of ours. The Series C debentures will be issued only in denominations of $25.00 and multiples of $25.00. The Series C debentures will mature on July 15, 2033, unless earlier converted, redeemed at our option or repurchased at the holder’s option upon an optional repurchase date.

The Series C debentures will bear interest, calculated on the basis of a 360-day year consisting of twelve 30-day months, from July 2, 2003, or from the most recent date to which interest has been paid or provided for, at a rate of 6.250% per annum. Interest is payable semiannually in arrears in cash on January 15 and July 15 of each year, the first payment to be made on January 15, 2004 to the person in whose name the Series C debentures are registered at the close of business on the last day of the calendar month preceding such January 15 or July 15 (each, a “record date”), except that if the Series C debentures are to be redeemed by us or purchased by us at the option of the holder on a date that falls on or after a record date and prior to the corresponding interest payment date, we will pay the accrued and unpaid interest payable on such date to the holder that tenders the Series C debentures for redemption or purchase, as the case may be. Payment of interest on the Series C debentures will include interest accrued through the day before the applicable interest payment date (or purchase or redemption date, as the case may be).

If any January 15 or July 15 falls on a day that is not a business day (as defined below), then payment of interest will be made on the next succeeding business day with the same force and effect as if made on such date. No additional interest will accrue as a result of such delay in payment.

The Series C debentures will be issued in book-entry form. See “Book-Entry, Delivery and Form” in the accompanying prospectus.

Conversion of Series C Debentures

Holders may convert Series C debentures, in whole or in part, into shares of our $1 2/3 par value common stock prior to the final maturity date of the Series C debentures, subject to prior redemption or repurchase of the Series C debentures, under the circumstances described below. The number of shares of our $1 2/3 par value common stock that a holder will receive upon conversion of Series C debentures will be determined by multiplying the number of $25.00 principal amount of Series C debentures to be converted by the conversion rate on the date of conversion. The initial conversion rate for the Series C debentures is 0.525 shares of our $1 2/3 par value common stock per $25.00 principal amount of the Series C debentures. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest. A holder may convert Series C debentures in part so long as the part being converted is $25.00 principal amount or an integral multiple of $25.00. If a holder exercises the option to require us to repurchase the Series C debentures, those Series C debentures may be converted only if the holder withdraws the repurchase notice as described below under “Repurchase of Series C Debentures at Option of the Holder.”

Prior to 5:00 p.m. New York City time on July 15, 2033, a holder may convert Series C debentures into our $1 2/3 par value common stock only under the following circumstances:

•	during any fiscal quarter commencing after September 30, 2003, if the closing sale price of our $1 2/3 par value common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or

•	during the five business day period after any nine consecutive trading day period in which the trading price of the Series C debentures for each day of such period was less than 95% of the product of the closing sale price of our $1 2/3 par value common stock multiplied by the number of shares issuable upon conversion of $25.00 principal amount of the Series C debentures (the “Series C 95% Trading Exception”); provided, however, that if on the date of any conversion pursuant to the Series C 95% Trading Exception the closing sale price of our $1 2/3 par value common stock is greater than the conversion price, then a holder will receive, in lieu of our $1 2/3 par value common stock based on the conversion price, cash or our $1 2/3 par value common stock or a combination of both, at our option, with a value equal to the principal amount of its Series C debentures plus accrued interest as of the conversion date (“Series C Principal Value Conversion”); or

•	if the Series C debentures have been called for redemption, from the date of the notice of redemption until the close of business on the business day immediately preceding the redemption date; or

•	upon the occurrence of the corporate events described below under “Conversion Upon Specified Corporate Events.”

Other than in the case of a Series C Principal Value Conversion, in lieu of delivery of shares of our $1 2/3 par value common stock upon conversion of any Series C debentures (for all or any portion of the such converted Series C debentures), we may elect to pay holders surrendering Series C debentures an amount in cash per Series C debenture equal to (1) the average closing sale price of our $1 2/3 par value common stock for the five consecutive trading days immediately following the date of our notice of our election to deliver cash as described below multiplied by (2) the number of shares of our $1 2/3 par value common stock the holder would otherwise be entitled to receive upon conversion. On a selective basis, we may also pay cash in lieu of shares of our $1 2/3 par value common stock in the event that the issuance of such common stock is prohibited by law. We will inform holders through the trustee no later than two business days following the conversion date of our election to pay cash in lieu of the delivery of shares. We may not change our election with respect to the consideration to be delivered upon conversion of a Series C debenture once we have provided the notice described above. Any such cash payment will be delivered to holders on the second business day after the fifth trading day following the date of our notice of our election to pay cash in lieu of delivering shares.

Prior to the issuance of shares upon conversion of your Series C debentures into our $1 2/3 par value common stock, you will not be entitled to any rights as a holder of such common stock, including among other things the right to vote and receive dividends and notices of stockholder meetings.

The “closing sale price” of our $1 2/3 par value common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the closing bid and ask prices) on such date as reported on the New York Stock Exchange (“NYSE”) or, if our $1 2/3 par value common stock is not listed on the NYSE, as reported on a national securities exchange, or if not reported on a national securities exchange, as reported by the NASDAQ National Market. The closing sale price will be calculated without reference to extended or after-hours trading. In the absence of such a quotation, we will determine the closing sale price on the basis of such quotations as we consider appropriate. The “conversion price” per share of our $1 2/3 par value common stock on any date will equal the $25.00 principal amount of a Series C debenture divided by the conversion rate as of that date.

“Trading day” means a day during which trading in our $1 2/3 par value common stock occurs regular way on the NYSE or, if our $1 2/3 par value common stock is not listed on the NYSE, on the principal other national or regional securities exchange on which our $1 2/3 par value common stock is then listed or, if our $1 2/3 par value common stock is not listed on a national or regional securities exchange, as reported by the NASDAQ National Market or, if our $1 2/3 par value common stock is not so reported, as reported on the principal other market on which our $1 2/3 par value common stock is then traded.

“Business day” means each day of the year other than a Saturday or Sunday on which banking institutions in The City of New York are not authorized or obligated to close.

Conversion Upon Satisfaction of Market Price Condition

A holder may surrender Series C debentures for conversion into our $1 2/3 par value common stock prior to final maturity during any fiscal quarter commencing after September 30, 2003, if the closing sale price of our $1 2/3 par value common stock exceeds 120% of the conversion price in effect for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender Series C debentures for conversion into our $1 2/3 par value common stock prior to maturity during the five business day period after any nine consecutive trading day period in which the trading price of the Series C debentures (as determined following a request by a holder of the Series C debentures in accordance with the procedures described below) for each day of that period was less than 95% of the product of the closing sale price of our $1 2/3 par value common stock multiplied by the number of shares issuable upon conversion of $25.00 principal amount of the Series C debentures; provided, however, that if on the date of any conversion pursuant to the Series C 95% Trading Exception the closing sale price of our $1 2/3 par value common stock is greater than the conversion price, then a holder will receive, in lieu of our $1 2/3 par value common stock based on the conversion price, cash or our $1 2/3 par value common stock or a combination of both, at our option, with a value equal to the principal amount of the Series C debentures plus accrued interest as of the conversion date. If a holder surrenders Series C debentures for conversion and it is a Series C Principal Value Conversion, we will notify the holder by the second trading day following the conversion date whether we will pay the principal amount plus accrued interest in cash, our $1 2/3 par value common stock or a combination of cash and our $1 2/3 par value common stock, and in what percentage. Any shares of our $1 2/3 par value common stock delivered upon a Series C Principal Value Conversion will be valued at the greater of (x) the conversion price on the conversion date and (y) the closing sale price on the third trading day after the conversion date. We will pay any portion of the principal amount plus accrued interest to be paid in cash on the third trading day after the conversion date. With respect to any portion of the principal amount plus accrued interest to be paid in our $1 2/3 par value common stock, we will deliver the $1 2/3 par value common stock on the fourth trading day following the conversion date.

The “trading price” of the Series C debentures on any date of determination means the average of the secondary market bid quotations per Series C debenture obtained by the conversion agent for $10,000,000 principal amount of the Series C debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for

$10,000,000 principal amount of the Series C debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Series C debentures, then the trading price of the Series C debentures will be deemed to be less than 95% of the product of the closing sale price of our $1 2/3 par value common stock multiplied by the number of shares issuable upon conversion of $25.00 principal amount of the Series C debentures. The conversion agent shall have no obligation to determine the trading price of the Series C debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the Series C debentures would be less than 95% of the product of the closing sale price of our $1 2/3 par value common stock and the number of shares issuable upon conversion of $25.00 principal amount of the Series C debentures. At this time, we shall instruct the conversion agent to determine the trading price of the Series C debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our $1 2/3 par value common stock and the number of shares issuable upon conversion of $25.00 principal amount of the Series C debentures.

Conversion Upon Notice of Redemption

If we call Series C debentures for redemption, a holder may convert the Series C debentures from the date of the notice of redemption until the close of business on the business day immediately preceding the redemption date, after which time the right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Events

If we elect to:

•	distribute to all holders of our $1 2/3 par value common stock certain rights entitling them to purchase, for a period expiring within 45 days, our $1 2/3 par value common stock at less than the then current market price (measured by averaging the closing sale prices of our $1 2/3 par value common stock for the 10 trading days preceding the date of the first public announcement of such distribution); or

•	distribute to all holders of our $1 2/3 par value common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing sale price of our $1 2/3 par value common stock on the day preceding the date of the first public announcement of such distribution;

we must notify the holders at least 10 days prior to the ex-dividend date for such distribution. Once we have given such notice, the holders may surrender Series C debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to the conversion price or the ability of a holder of a Series C debenture to convert will be made if the holder would otherwise participate in such distribution without conversion.

In addition, if

•	we are a party to a consolidation, merger or sale of all or substantially all of our assets;

•	we are not the resulting or surviving entity;

•	the transaction is not with one of our affiliates; and

•	after the transaction, either

•	more than 50% of the surviving or resulting entity’s total voting power is not held by our pre-transaction shareholders, or

•	more than 50% of the surviving or resulting entity’s directors were not directors of ours or approved by our pre-transaction board of directors,

then holders may surrender Series C debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or sale of all or substantially all of our assets, in each case pursuant to which our $1 2/3 par value common stock is converted into cash, securities or other property, then at the effective time of the transaction, a holder’s right to convert a Series C debenture into our $1 2/3 par value common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that a holder would have received if the holder had converted Series C debentures immediately prior to the transaction. See “Conversion Rate Adjustments” below.

Conversion Procedures

The conversion rate for the Series C debentures is 0.525 shares of our $1 2/3 par value common stock per $25.00 principal amount of the Series C debentures, subject to adjustment as described below.

We will not issue fractional shares of our $1 2/3 par value common stock upon conversion of Series C debentures. Instead, we will pay cash based on the closing sale price of our $1 2/3 par value common stock on the trading day prior to the conversion date. Except in connection with a Series C Principal Value Conversion, holders will not receive any payment (whether in cash or stock) on conversion of a Series C debenture representing accrued interest. Instead, accrued interest will be deemed to be cancelled, extinguished and forfeited upon conversion. Consequently, our delivery of the fixed number of shares of our $1 2/3 par value common stock into which the Series C debenture is convertible, together with the cash payment, if any, in lieu of a fractional share of our $1 2/3 par value common stock, will be deemed to satisfy our obligation to pay the principal amount of the Series C debenture. We will not adjust the conversion rate to account for accrued interest.

If any Series C debenture is tendered for conversion during the period after a record date for an interest payment date to but excluding the corresponding interest payment date, then unless that Series C debenture has been called for redemption on a redemption date that occurs during such period (in which case, we will not be required to pay interest on such interest payment date with respect to that Series C debenture), the Series C debentures must be accompanied by funds equal to the interest payable on that interest payment date on the principal amount so converted. The holder, however, will not be required to make any such payment to the extent any overdue interest exists at the time of conversion with respect to such Series C debenture.

To convert Series C debentures into our $1 2/3 par value common stock a holder must:

•	if certificated Series C debentures have been issued, complete and manually sign the conversion notice on the back of the debenture or a facsimile of the conversion notice, deliver this notice to the conversion agent and surrender the Series C debentures to the conversion agent (or, if Series C debentures are not certificated, comply with the procedures of the Depository Trust Company (“DTC”);

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with all of these requirements is the conversion date under the indenture.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs:

•	We issue to all holders of our $1 2/3 par value common stock such stock as a dividend or distribution on our $1 2/3 par value common stock.

•	We issue to all holders of our $1 2/3 par value common stock in-the-money rights or warrants to purchase our $1 2/3 par value common stock that are exercisable for not more than 45 days.

•	We subdivide or combine our $1 2/3 par value common stock.

•	We distribute to all holders of our $1 2/3 par value common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants specified above;

•	dividends or distributions specified above; and

•	cash distributions.

•	We distribute cash to all holders of our $1 2/3 par value common stock, excluding

•	any dividend or distribution in connection with our liquidation, dissolution or winding up; or

•	any quarterly cash dividend on our $1 2/3 par value common stock to the extent that the aggregate cash dividend per share of our $1 2/3 par value common stock in any quarter does not exceed the greater of:

•	the amount per share of our $1 2/3 par value common stock of the preceding quarterly cash dividend on our $1 2/3 par value common stock to the extent that such quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause, as adjusted to reflect subdivisions or combinations of our $1 2/3 par value common stock; and

•	1.3912% of the arithmetic average of the closing sale prices of our $1 2/3 par value common stock during the ten days immediately prior to the declaration date of the dividend.

If an adjustment is required to be made under this clause as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

•	We or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our $1 2/3 par value common stock to the extent that the cash and value of any other consideration included in the payment per share of our $1 2/3 par value common stock exceeds the closing sale price per share of our $1 2/3 par value common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

We will not adjust the conversion rate for any other event to the extent those transactions do not include any distribution of cash or securities on our $1 2/3 par value common stock. Consequently, we will not adjust the conversion rate as a result of the Hughes separation transactions. See “Recent Developments—Separation of Hughes from GM.”

In the event of:

•	any reclassification of our $1 2/3 par value common stock;

•	a consolidation, merger or combination involving us; or

•	a sale, lease or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our $1 2/3 par value common stock would be entitled to receive stock, other securities, other property, assets or cash for their $1 2/3 par value common stock, then upon conversion of their Series C debentures, holders will be entitled to receive the same type of consideration that they would have been entitled to receive if they had converted the Series C debentures into our $1 2/3 par value common stock immediately prior to any of these events.

Holders may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of our $1 2/3 par value common stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Income Tax Consequences.”

We may, from time to time, increase the conversion rate for a period of at least 20 days. Our determination to increase the conversion rate will be conclusive. We will give holders at least five business days’ notice of any increase in the conversion rate. We may also increase the conversion rate if we deem it advisable to avoid or diminish any income tax to holders of our $1 2/3 par value common stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Consequences.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate.

Optional Redemption by General Motors

The Series C debentures are not entitled to any sinking fund. At any time on or after July 20, 2010, we may redeem the Series C debentures, in whole or in part. The redemption prices (expressed as a percentage of the principal amount of the Series C debentures) are as follows for Series C debentures redeemed during the twelve month period commencing July 20 in each of the following years indicated:

Year	Redemption Price
2010	103.333%
2011	102.917%
2012	102.500%
2013	102.083%
2014	101.667%
2015	101.250%
2016	100.833%
2017	100.417%
2018 and thereafter	100.000%

In each case, we will also pay accrued and unpaid interest to and including the date of redemption.

If less than all of the outstanding Series C debentures are to be redeemed, the trustee will select the Series C debentures to be redeemed in principal amounts of $25.00 or multiples of $25.00 in compliance with the requirements of the principal national securities exchange, if any, on which the Series C debentures are listed, or, if the Series C debentures are not listed on a national securities exchange, then by lot, pro rata or by such other method directed by us. The trustee will make that selection not more than 45 days before the redemption date. If a portion of a holder’s Series C debentures is selected for partial redemption and a holder converts a portion of the Series C debentures, the converted portion will be deemed to be part of the portion selected for redemption. We may not redeem the Series C debentures in part if we have failed to pay any interest on the Series C debentures and such failure to pay is continuing.

We will mail notices of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption to each registered holder of Series C debentures to be redeemed at its registered address.

Repurchase of Series C Debentures at Option of the Holder

Holders have the right to require us to repurchase the Series C debentures on July 15 of 2018, 2023 and 2028, or, if any of those days is not a business day, on the next succeeding business day. We will be required to repurchase any outstanding Series C debenture for which the holder properly delivers a written repurchase notice to the paying agent, subject to certain additional conditions. The paying agent will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is

24 business days prior to the repurchase date until the close of business on the fourth business day prior to the repurchase date. A holder may, without our consent, withdraw its repurchase notice at any time up to, and including, the close of business on the fourth business day prior to the repurchase date. On or after the third business day, a holder needs our consent to withdraw its repurchase notice, and we may withhold our consent for any reason. If a repurchase notice is properly withdrawn, we will not repurchase the Series C debentures listed in the notice. Once a repurchase notice is given, a holder may not convert its Series C debenture until it is properly withdrawn.

The repurchase price payable for a Series C debenture will be equal to the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date. We may, at our option, elect to pay the repurchase price in cash, shares of our $1 2/3 par value common stock or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of our $1 2/3 par value common stock or any combination thereof, see “Certain United States Federal Income Tax Consequences.”

We must give notice of an upcoming repurchase date to all holders not less than 24 business days prior to the repurchase date at their addresses shown in the register of the registrar. This notice will state among other things:

•	the repurchase price;

•	whether we will pay the repurchase price of Series C debentures in cash or shares of our $1 2/3 par value common stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in shares of our $1 2/3 par value common stock, the method of calculating the market price of our $1 2/3 par value common stock; and

•	the procedures that holders must follow to require us to repurchase their Series C debentures.

The repurchase notice from the holder must state:

•	if certificated Series C debentures have been issued, the Series C debenture certificate numbers (or, if Series C debentures are not certificated, the repurchase notice must comply with appropriate procedures of DTC);

•	the portion of the principal amount of Series C debentures to be repurchased, which must be in $25.00 multiples;

•	that the Series C debentures are to be repurchased by us pursuant to the applicable provisions of the Series C debentures and the indenture; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in our $1 2/3 par value common stock, in whole or in part, but the repurchase price is ultimately to be paid to holders entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in our $1 2/3 par value common stock is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:

(1)	to withdraw the repurchase notice as to some or all of the Series C debentures to which it relates; or

(2)	to receive cash in such event in respect of the entire repurchase price for all the Series C debentures or portions of the Series C debentures subject to such repurchase notice (in the case of a failure to make an election, this option will be deemed to have been chosen).

Holders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent up to the close of business on the fourth business day prior to the repurchase date. Any withdrawal notice must state:

•	the principal amount of the withdrawn Series C debentures;

•	if certificated Series C debentures have been issued, the certificate numbers of the withdrawn Series C debentures (or, if Series C debentures are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

As described above, we may, in our sole and absolute discretion, accept a withdrawal notice on or after the third business day prior to the repurchase date.

If we elect to pay the repurchase price, in whole or in part, in shares of our $1 2/3 par value common stock, the number of shares of common stock that we will deliver shall be equal to the portion of the repurchase price to be paid in our $1 2/3 par value common stock divided by the average of the closing sale prices of our $1 2/3 par value common stock during the five-trading day period ending on, but not including, the third business day prior to the repurchase date.

We will pay cash based on the closing sale price for all fractional shares of our $1 2/3 par value common stock in the event we elect to deliver our $1 2/3 par value common stock in payment, in whole or in part, of the repurchase price.

Upon determination of the actual number of shares of our $1 2/3 par value common stock to be issued upon repurchase of Series C debentures in accordance with the foregoing provisions, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or publish the information on our web site or through such other public medium as we may use at the time.

In addition to the above conditions, our right to repurchase Series C debentures, in whole or in part, with our $1 2/3 par value common stock is subject to our satisfying various conditions, including:

•	the registration of our $1 2/3 par value common stock under the Securities Act and the Exchange Act, in each case, if required;

•	listing of our $1 2/3 par value common stock on the NYSE or other national securities exchange or the quotation system on which our $1 2/3 par value common stock is then listed or traded; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If these conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will be required to pay the repurchase price of the Series C debentures of the holder entirely in cash, unless such holder has elected to withdraw the applicable repurchase notice in such event as described above.

Payment of the repurchase price for a Series C debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Series C debenture, together with necessary endorsements, to the paying agent at its office in New York City, New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Series C debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Series C debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the Series C debenture on the business day following the repurchase date, then, on and after the repurchase date:

•	the Series C debenture will cease to be outstanding;

•	stated interest on the Series C debentures will cease to accrue; and

•	all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the Series C debenture has been made or the Series C debenture has been delivered to the paying agent, and all other rights of the Series C debenture holder will terminate, other than the right to receive the repurchase price upon delivery of the Series C debenture.

We will comply with any tender offer rules under the Exchange Act that may be applicable at the time of our offer to repurchase the Series C debentures.

Redemption at Option of the Holder Upon a Fundamental Change

If a fundamental change of GM, as described below, occurs at any time prior to the maturity of the Series C debentures, you may require us to redeem your Series C debentures, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. We will mail to all record holders a notice of a fundamental change of GM within 10 days after it has occurred. This notice shall contain substantially the same information as the notice we are required to give above under the caption “Repurchase of Series C Debentures at Option of the Holder.”

We will redeem the Series C debentures at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to but excluding the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

The redemption price for the Series C debentures will be paid in cash, unless the company that is our successor (the “successor company,” which may include GM as appropriate) elects to pay holders tendering Series C debentures for redemption, in whole or in part, an equivalent amount in shares of its capital stock (“successor company stock”). If the successor company elects to pay the redemption price, in whole or in part, in successor company stock it will inform holders through the trustee not later than the ninth business day prior to the repurchase date of its election to pay the redemption price, in whole or in part in successor company stock, specifying the portion to be paid in successor company stock. The number of shares of successor company stock that will be delivered shall be equal to the portion of the redemption price to be paid in successor company stock divided by the average of the closing sale prices of successor company stock for the five consecutive trading days following the date of such notice.

If you elect to require us to redeem your Series C debentures, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, a notice containing substantially the same information as the notice holders are required to give above under the caption “Repurchase of Series C Debentures at Option of the Holder.” Holders shall have the right to withdraw such notice if they comply with the procedures specified under such caption. We will promptly pay the redemption price for Series C debentures surrendered for redemption following the repurchase date.

We will pay cash based on the closing sale price on the last trading day prior to the repurchase date for all fractional shares of successor company stock in the event the successor company elects to deliver successor company stock in payment, in whole or in part, of the redemption price.

Upon determination of the actual number of shares of successor company stock to be delivered upon redemption of the Series C debentures in accordance with the foregoing provisions, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or publish the information on our web site or through such other public medium as we may use at the time.

The right to repurchase Series C debentures, in whole or in part, with successor company stock is subject to the satisfaction of various conditions, including:

•	the registration of the successor company stock under the Securities Act and the Exchange Act, in each case, if required;

•	listing (which may be subject to notice of issuance) of the successor company stock on the NYSE or other national securities exchange or the quotation system on which the successor company stock is then listed or traded; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If these conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will be required to pay the redemption price of the Series C debentures to the holder entirely in cash.

A “fundamental change” of GM is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our $1 2/3 par value common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices;

but only if such transaction or event also includes either of the following:

•	the filing by any person, including our affiliates and associates, other than us and our employee benefit plans, of a Schedule 13D or Schedule TO, or any successor schedule, form or report, under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of our $1 2/3 par value common stock or other capital stock into which our $1 2/3 par value common stock is reclassified or changed, with certain exceptions; or

•	the consummation of any share exchange, consolidation or merger pursuant to which our $1 2/3 par value common stock would be converted to cash, securities or other property, in each case other than any share exchange, consolidation or merger of GM in which the holders of our $1 2/3 par value common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

We will comply with any tender offer rules under the Exchange Act that may be applicable to the fundamental change redemption feature.

These fundamental change redemption rights could discourage a potential acquiror of GM. However, this fundamental change redemption feature is not the result of management’s knowledge of any specific effort to obtain control of GM by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change redemption feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between us and the underwriters. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the Series C debentures upon a fundamental change would not necessarily afford you protection in the event of a leveraged transaction, reorganization, merger or similar transaction involving GM.

We may be unable to redeem the Series C debentures in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered Series C debentures. Credit agreements or other agreements relating to our or any successor company’s indebtedness may contain provisions prohibiting redemption of the Series C debentures under certain circumstances, or expressly prohibit repurchase of the Series C debentures upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when purchasing or redeeming Series C debentures is prohibited, we could seek lender consent to redeem the Series C debentures or attempt to refinance this debt. If such consent or refinancing were not obtained, we would not be permitted to purchase or redeem the Series C debentures. Our failure to redeem tendered Series C debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Calculations in Respect of Series C Debentures

We will be responsible for making all calculations called for under the Series C debentures. These calculations include, but are not limited to, determination of the closing sale price, the current market price of our $1 2/3 par value common stock and any adjustment to the conversion rate as described above. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the Series C debentures. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Notices

We and the trustee will send notices regarding the Series C debentures only to direct holders, using their addresses as listed in the trustee’s records.

Trading Characteristics

We expect the Series C debentures to trade at a price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Series C debentures that is not included in their trading price. Any portion of the trading price of a Series C debenture that is attributable to accrued but unpaid interest not previously included in income will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Series C debentures. See “Certain United States Federal Income Tax Consequences.”

Concerning the Trustee

Pursuant to the indenture, the trustee will be designated by GM as the initial paying agent, transfer agent and registrar for the Series C debentures. The Corporate Trust Office of the trustee is currently located at 111 Wall Street, New York, N.Y. 10005, U.S.A. Attention: Citibank Agency & Trust.

The indenture provides that the trustee, prior to the occurrence of an event of default or, if any events of default have occurred, after they have been cured, undertakes to perform such duties and only such duties as are specifically set forth in the indenture. If an event of default has occurred (which has not been cured), the trustee will perform such duties using the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The indenture also provides that the trustee or any agent of GM or the trustee, in their individual or any other capacity, may become the owner or pledgee of Series C debentures with the same rights it would have if it were not the trustee; provided, however, that all moneys received by the trustee or any paying agent shall, until used or applied as provided in the indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of the material U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the debentures and our $1 2/3 par value common stock acquired upon conversion of a debenture as of the date hereof. This summary is generally limited to holders who will hold the debentures and the shares of our $1 2/3 par value common stock as capital assets and does not deal with special situations including those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, holders whose “functional currency” is not the U.S. dollar and persons who hold the debentures or shares of our $1 2/3 par value common stock in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. This discussion does not address the tax consequences to non-U.S. holders of debentures or our $1 2/3 par value common stock that are engaged in a trade or business within the United States and does not discuss the tax consequences under any state, local or foreign law. In addition, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, referred to as the “IRS,” now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a debenture (or our $1 2/3 par value common stock acquired upon conversion of a debenture) that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a “non-U.S. holder” means a holder that is (1) not a partnership, (2) not a U.S. holder, and (3) not engaged in a U.S. trade or business. Non-U.S. holders are subject to special U.S. federal income tax provisions, some of which are discussed below. A person that is not a U.S. holder but which is engaged in the conduct of a trade or business in the United States should consult that person’s tax advisor with respect to the tax consequences of the transactions discussed herein.

If a partnership is a beneficial owner of a debenture (or our $1 2/3 par value common stock acquired upon conversion of a debenture), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of the debentures (or our $1 2/3 par value common stock acquired upon conversion of a debenture).

U.S. Holders

Interest

U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the debentures in accordance with their regular method of tax accounting.

Market Discount

If, subsequent to the issuance of the debentures, a U.S. holder purchases a debenture for an amount that is less than its stated redemption price at maturity (i.e., the stated principal amount of the debentures), the amount of the difference will be treated as “market discount” unless such difference is less than a specified de minimis amount. The market discount provisions of the Code generally require a U.S. holder who acquires a debenture at a market discount to treat as ordinary income any gain recognized on the taxable disposition of the debenture to the extent of the “accrued market discount” on the debenture at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently as it accrues. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who acquires a debenture at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debenture until the debenture is disposed of in a taxable transaction. If a U.S. holder acquires a debenture with market discount and receives our $1 2/3 par value common stock upon conversion or repurchase of the debenture, the amount of accrued market discount not included in income with respect to the converted debenture through and including the date of conversion will generally be treated as ordinary income upon the disposition of the $1 2/3 par value common stock.

Amortizable Premium

A U.S. holder who purchases a debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium as an offset to interest income on the debenture from the purchase date to the debenture’s maturity date under a constant-yield method, but subject to special rules to account for the conversion and repurchase options and provided that amortizable premium will not include any premium attributable to a debenture’s conversion feature. Bond premium on a debenture held by a U.S. holder that does not make the election to amortize will decrease the gain or increase the loss otherwise recognized upon a taxable disposition of the debenture. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Conversion or Repurchase Involving $1 2/3 Par Value Common Stock

A U.S. holder will not recognize income, gain or loss upon conversion of the debentures solely into our $1 2/3 par value common stock except with respect to cash received in lieu of fractional shares. Although the matter is not free from doubt, a U.S. holder that converts debentures in a Series C Principal Value Conversion for a combination of our $1 2/3 par value common stock and cash will recognize (1) ordinary income equal to the amount of cash or stock attributable to accrued interest on the debentures not previously included in income and (2) gain (but not loss) in an amount equal to the lesser of (a) the amount of cash received (other than cash attributable to accrued but unpaid interest on the debenture or in lieu of a fractional share) and (b) an amount equal to the excess, if any, of the sum of the amount of the cash and the fair market value of our $1 2/3 par value common stock received in the conversion (other than amounts attributable to accrued by unpaid interest on the debentures) over the holder’s basis in its debentures surrendered in the conversion. Except as set forth above under “Market Discount,” such gain will be capital gain. If we repurchase a debenture in exchange for our $1 2/3 par value common stock pursuant to exercise of the repurchase right, although the matter is not entirely clear, such repurchase should be treated in the same manner as a conversion of the debenture in a Series C Principal Value Conversion, as described immediately above in this paragraph.

The U.S. holder’s tax basis in our $1 2/3 par value common stock received on conversion or repurchase of a debenture for our $1 2/3 par value common stock pursuant to the repurchase right should be the same as the U.S. holder’s adjusted tax basis in the debentures exchanged therefor at the time of conversion or repurchase, (1) reduced by (a) any basis allocable to a fractional share and (b) the amount of any cash received by the holder pursuant to the conversion or repurchase (other than cash received in lieu of a fractional share) and (2) increased by the amount of any gain recognized by the holder in the conversion or repurchase (but not by any gain recognized upon the receipt of cash in lieu of a fractional share), and the holding period for our $1 2/3 par value common stock received on conversion or repurchase should generally include the holding period of the debentures that were converted or repurchased. However, a U.S. holder’s tax basis in shares of our $1 2/3 par value common stock considered attributable to accrued interest not previously included in income generally will equal the amount of such accrued interest, and the holding period for such shares shall begin on the day following the date of conversion.

Cash received in lieu of a fractional share of our $1 2/3 par value common stock upon conversion of the debentures into our $1 2/3 par value common stock or upon a repurchase for our $1 2/3 par value common stock of a debenture pursuant to exercise of the repurchase right generally will be treated as a payment in exchange for the fractional share of our $1 2/3 par value common stock. Accordingly, the receipt of cash in lieu of a fractional share of our $1 2/3 par value common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share.

In the event that we exercise our right to pay solely cash to a holder in lieu of stock at the time of conversion (see “Description of Series C Debentures—Conversion of Series C Debentures”), such payment will be treated as a repurchase of the debenture for cash. See “—Sale, Redemption or Repurchase for Cash” below.

Conversion Rate Adjustments

The conversion price of the debentures is subject to adjustment under certain circumstances, see “Description of Series C Debentures—Conversion of Series C Debentures—Conversion Rate Adjustments.” Certain adjustments to (or the failure to make such adjustments to) the conversion price of the debentures that increase the proportionate interest of a U.S. holder in our assets or earnings and profits may result in a constructive distribution taxable as a dividend to the U.S. holders of the debentures, whether or not the U.S. holders ever convert the debentures. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the debentures that increases the proportionate interest of the holders of our $1 2/3 par value common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of our $1 2/3 par value common stock generally will be treated as a constructive distribution to such holders, taxable as a dividend. As a result, U.S. holders of debentures and our $1 2/3 par value common stock could have taxable income as a result of an event pursuant to which they receive no cash or property. For example, in the event that we are required to increase the conversion rate of the debentures because we distribute quarterly cash dividends to holders of our $1 2/3 par value common stock exceeding certain amounts (see “Description of Series C Debentures—Conversion of Series C Debentures—Conversion Rate Adjustments” for a description of such amounts), then the U.S. holders of the debentures would be treated as currently receiving a constructive distribution, taxable as a dividend, equal to the value, as of the date of the constructive distribution, of the additional $1 2/3 par value common stock that the U.S. holders would be entitled to receive upon a conversion of the debentures by virtue of the increase in the conversion rate.

Sale, Redemption or Repurchase for Cash

Except as set forth above under “Market Discount” and “Conversion or Repurchase for $1 2/3 Par Value Common Stock,” U.S. holders generally will recognize capital gain or loss upon the sale, redemption, including a repurchase by us solely for cash pursuant to the repurchase right, or other taxable disposition of the debentures or $1 2/3 par value common stock in an amount equal to the difference between:

•	the U.S. holder’s adjusted tax basis in the debentures or our $1 2/3 par value common stock (as the case may be); and

•	the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid interest on the debentures not previously included in income, which will be treated as interest for U.S. federal income tax purposes).

A U.S. holder’s adjusted tax basis in a debenture generally will equal the cost of the debenture to such U.S. holder, increased by market discount previously included in income by the U.S. holder and reduced by any amortized premium. (For a discussion of the holder’s basis in shares of our common stock, see “Conversion or Repurchase Involving $1 2/3 Par Value Common Stock” above).

Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and who have a holding period in their debentures or $1 2/3 par value common stock of more than one year) and losses (the deductibility of which is subject to limitations).

Dividends on $1 2/3 Par Value Common Stock

With respect to U.S. holders subsequent to the conversion of their debentures into our $1 2/3 par value common stock, distributions made on our $1 2/3 par value common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions on shares of our $1 2/3 par value common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s basis in the shares of our $1 2/3 par value common stock. Any such distributions in excess of the holder’s basis in the shares of our $1 2/3 par value common stock generally will be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are U.S. corporations will qualify for the dividends-received deduction so long as we have sufficient earnings and profits.

Prospective investors should consult their tax advisors regarding the treatment of dividends (which under newly-enacted legislation may be taxed at capital gains rates for taxpayers who are individuals, trusts or estates).

Redemption Upon a Fundamental Change

In the event there is a fundamental change of General Motors (see “Description of Series C Debentures—Redemption at Option of the Holder Upon a Fundamental Change”), a holder of the debentures may choose to have the debentures redeemed. Under the fundamental change provision, the debentures may be redeemed for cash, or, at the election of the successor company and subject to certain conditions, the redemption price may be paid with successor company stock. If a U.S. Holder receives cash upon redemption of the debentures, such payment will be treated as a repurchase of the debentures for cash. See “Sale, Redemption or Repurchase for Cash” in the discussion of the rules for U.S. Holders. If a U.S. Holder receives sucessor company stock, the tax consequences of such receipt will depend on a variety of factors and circumstances. A U.S. Holder should consult that holder’s tax advisor with respect to the tax consequences of any such transaction.

Backup Withholding and Information Reporting

Certain noncorporate U.S. holders may be subject to IRS information reporting and backup withholding at a rate of 28% on payments of interest on the debentures, dividends on our $1 2/3 par value common stock and proceeds from the sale or other disposition of the debentures or our $1 2/3 par value common stock. Backup withholding will only be imposed where the noncorporate U.S. holder (1) fails to furnish its social security number or other taxpayer identification number, referred to as a “TIN”; (2) furnishes an incorrect TIN; (3) is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Generally, payments of interest on the debentures to, or on behalf of, a non-U.S. holder will be considered “portfolio interest” and will not be subject to U.S. federal income or withholding tax if (1) such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (2) such non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership; (3) such non-U.S. holder is not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and (4) the certification requirements, as described below, are satisfied.

To satisfy the certification requirements referred to above, either (1) the beneficial owner of a debenture must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. person and must provide such owner’s name, address and TIN on IRS Form W-8 BEN (or successor form), or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debenture on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that it has received an IRS Form W-8BEN (or successor form) from the beneficial holder and comply with certain other requirements. Special certification rules apply for debentures held by a foreign partnership and other intermediaries.

Interest on debentures owned by a non-U.S. holder and not excluded from U.S. federal withholding tax under the portfolio interest rule described above generally will be subject to withholding at a 30% rate, except where a non-U.S. holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and such non-U.S. holder provides us with a properly executed IRS Form W-8 BEN (or successor form) claiming such exemption or reduction.

Conversion or Repurchase Involving $1 2/3 Par Value Common Stock

A non-U.S. holder generally will not be subject to U.S. federal withholding tax on the conversion of a debenture into our $1 2/3 par value common stock, except that if interest income is recognized upon a Series C Principal Value Conversion or upon our repurchase of a debenture in exchange for our $1 2/3 par value common stock pursuant to exercise of the repurchase right (see “Conversion or Repurchase Involving $1 2/3 Par Value Common Stock” above in our discussion of the rules for U.S. holders), then such interest income will be subject to the tax provisions governing the receipt of interest described above. (See “Payments of Interest” above.) To the extent a non-U.S. holder receives any cash, other than cash attributable to accrued interest but including cash in lieu of a fractional share of our $1 2/3 par value common stock, upon conversion or repurchase, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a debenture or our $1 2/3 par value common stock. See “Sale or Exchange of Debentures or $1 2/3 Par Value Common Stock” below.

In the event that we exercise our right to pay cash to a holder in lieu of shares of our $1 2/3 par value common stock at the time of conversion (see “Description of Series C Debentures—Conversion of Series C Debentures”), such payment will be treated as a repurchase of the debenture for cash.

Sale or Exchange of Debentures or $1 2/3 Par Value Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a cash redemption) of a debenture or our $1 2/3 par value common stock received upon conversion thereof unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year and (a) such holder has a “tax home” in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

We believe that we are not a USRPHC for U.S. federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a USRPHC in the future. If we were to become a USRPHC, a non-U.S. holder might be subject to U.S. federal income tax with respect to gain realized on the disposition of debentures or shares of our $1 2/3 par value common stock. However, in the case of a sale of our common stock or debentures, such gain would not be subject to U.S. federal income or withholding tax if (1) our $1 2/3 par value common stock is regularly traded on an established securities market and (2) the non-U.S. holder disposing of our $1 2/3 par value common stock or debentures did not own, actually or constructively (through exercise of the conversion feature in the case of the debentures), at any time during the five-year period preceding the disposition, more than 5% of our $1 2/3 common stock or the debentures.

Distributions on $1 2/3 Par Value Common Stock

Distributions made on our $1 2/3 par value common stock constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on our $1 2/3 par value common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN (or successor form) upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

Conversion Rate Adjustment

The conversion price of the debentures is subject to adjustment in certain circumstances. Certain such adjustments could give rise to a deemed distribution to non-U.S. holders of the debentures. See “U.S. Holders—Conversion Rate Adjustment” above. In such case, the deemed distribution would be subject to the rules above regarding withholding of U.S. federal tax on dividends in respect of common stock. See “Distributions on $1 2/3 Par Value Common Stock” above. It is possible that U.S. federal tax on the deemed distributions would be withheld from the interest paid to the non-U.S. holders of the debentures.

Redemption Upon a Fundamental Change

In the event there is a fundamental change of GM (see “Description of Series C Debentures—Redemption at Option of the Holder Upon a Fundamental Change”), a holder of the debentures may choose to have the debentures redeemed. Under the fundamental change provision, the debentures may be redeemed for cash, or, at the election of the successor company and subject to certain conditions, the redemption price may be paid with successor company stock. If a non-U.S. holder receives cash upon redemption of the debentures, such payment will be treated as a repurchase of the debentures for cash. See “Sale or Exchange of Debentures or $1 2/3 Par Value Common Stock,” in the discussion of the rules for non-U.S. holders. If a non-U.S. holder receives successor company stock, the tax consequences of such receipt will depend on a variety of factors and circumstances. A non-U.S. holder should consult that holder’s tax advisor with respect to the tax consequences of any such transaction.

Backup Withholding and Information Reporting

A non-U.S. holder generally will not be subject to backup withholding with respect to payments of interest on the debentures or dividends on our $1 2/3 par value common stock and proceeds from the sale or other disposition of the debentures or our $1 2/3 par value common stock to or through a U.S. office of a broker, as long as (1) the income associated with such payments is otherwise exempt from U.S. federal income tax, (2) the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person, and (3) the holder has furnished to the payor or broker a valid IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders of the debentures or common stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES OR OUR $1 2/3 PAR VALUE COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES (PROPOSED OR OTHERWISE) IN APPLICABLE LAWS.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., and UBS Securities LLC are acting as representatives (the “Representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of debentures indicated below:

Name	Principal amount of Series C debentures
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$1,170,000,250
Morgan Stanley & Co. Incorporated	1,170,000,250
Citigroup Global Markets Inc.	380,000,000
Banc of America Securities LLC	200,000,000
Goldman, Sachs & Co.	200,000,000
J.P. Morgan Securities Inc.	200,000,000
UBS Securities LLC	200,000,000
Banc One Capital Markets, Inc.	40,000,000
Barclays Capital Inc.	40,000,000
Bear, Stearns & Co. Inc.	40,000,000
BNP Paribas Securities Corp.	40,000,000
Deutsche Bank Securities, Inc.	40,000,000
ABN Amro Rothschild LLC	32,500,000
Credit Suisse First Boston LLC	32,500,000
HSBC Securities (USA) Inc.	32,500,000
Mizuho International plc	32,500,000
Banca Intesa S.p.A	4,411,750
Banco Bilbao Vizcaya Argentaria S.A.	4,411,750
Bayerische Landesbank	4,411,750
Blaylock & Partners, L.P.	4,411,750
BMO Nesbitt Burns Corp.	4,411,750
BNY Capital Markets, Inc.	4,411,750
CIBC World Markets Corp.	4,411,750
Comerica Securities, Inc.	4,411,750
Commerzbank Capital Markets Corporation	4,411,750
Daiwa Securities SMBC Europe Limited	4,411,750
Doley Securities, Inc.	4,411,750
Dresdner Kleinwort Wasserstein Securities LLC	4,411,750
Fahnestock & Co. Inc.	4,411,750
Fleet Securities, Inc.	4,411,750
Fortis Investment Services	4,411,750
Guzman & Company	4,411,750
ING Financial Markets LLC	4,411,750
Lehman Brothers Inc.	4,411,750
Loop Capital Markets L.L.C.	4,411,750
McDonald Investments Inc., A Keycorp Company	4,411,750
Mellon Financial Markets Inc.	4,411,750
Ormes Capital Markets, Inc.	4,411,750
PNC Capital Markets, Inc.	4,411,750
Samuel A Ramirez & Company, Inc.	4,411,750
RBC Dain Rauscher Inc.	4,411,750
The Royal Bank Of Scotland plc	4,411,750
Scotia Capital (USA) Inc.	4,411,750
SG Cowen Securities Corporation	4,411,750
Scandinaviska Enskilda Banken AB (publ)	4,411,750
Muriel Siebert & Co., Inc.	4,411,750
TD Securities (USA) Inc.	4,411,750
Tokyo-Mitsubishi International plc	4,411,750
Utendahl Capital Partners, L.P.	4,411,750
The Williams Capital Group, L.P.	4,411,750

Total	$4,000,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the debentures offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Series C debentures offered by this prospectus supplement and the accompanying prospectus if any Series C debentures are taken. However, the underwriters are not required to take or pay for any debentures covered by the option of the underwriters to purchase additional debentures as described below.

The underwriters initially propose to offer part of the debentures directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.28 per debenture under the public offering price. After the debentures are released to the public, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option (exercisable for 30 days from the date of this prospectus supplement) to purchase, in the event the underwriters sell more than $4,000,000,000 principal amount of Series C debentures, up to an additional $600,000,000 aggregate principal amount of Series C debentures at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent that such option is exercised, each underwriter will become obligated to purchase about the same percentage of such additional principal amount of Series C debentures as the principal amount listed next to its name in the preceding table bears to the total principal amount of Series C debentures listed next to the names of all underwriters in the preceding table.

The Representatives have agreed to reimburse us for the expenses incurred in connection with the offering of the debentures and the Other Financings, other than the May Offerings.

The following table shows the total underwriting discounts and commissions to be paid to the underwriters by us for the Series C debentures. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase up to $600,000,000 additional principal amount of Series C debentures.

Underwriting Discounts and Commissions Paid by General Motors Corporation	No Exercise	Full Exercise
Series C debentures	$70,000,000	$80,500,000

The debentures are new issues of securities with no established trading market. The underwriters have advised us that they presently intend to make a market in the debentures as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the debentures and any such market-making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the debentures. We have listed the Series C debentures on the New York Stock Exchange under the symbol “GPM.”

We and certain of our senior executive officers have agreed, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. on behalf of the underwriters, not to, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of $1 2/3 par value common stock or any securities convertible into or exercisable or exchangeable for $1 2/3 par value common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of $1 2/3 par value common stock;

whether any transaction described above is to be settled by delivery of $1 2/3 par value common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to:

•	the issuance of $1 2/3 par value common stock upon the exercise of options, warrants or other rights exercisable for, or the conversion of securities convertible into, $1 2/3 par value common stock outstanding as of the date of this prospectus supplement;

•	the granting of stock options, warrants and/or restricted or unrestricted stock awards for $1 2/3 par value common stock under employee benefit, compensation or savings plans and programs, provided that such options, warrants and awards do not become exercisable or vest during such lock-up period, subject to certain exceptions;

•	issuances or transfers of $1 2/3 par value common stock under or in connection with employee benefit, compensation or savings plans and programs and dividend reinvestment plans;

•	the issuance and/or transfer of $1 2/3 par value common stock (or any securities convertible into or exchangeable or exercisable for such common stock) pursuant to the terms of any agreements in effect on the date of this prospectus supplement;

•	issuances of, or transactions involving, any other securities of GM, including Class H common stock;

•	the issuance of shares of $1 2/3 par value common stock to persons who become employed as officers of GM during such lock-up period, provided that those shares may not be sold or otherwise transferred by such persons during such lock-up period;

•	public or private mergers, acquisitions, strategic alliances, business combinations and other similar transactions involving the issuance of any GM securities, including $1 2/3 par value common stock (or any securities convertible into or exchangeable or exercisable for such common stock), provided that the recipients of such shares agree in writing not to offer or sell such shares during such lock-up period; and

•	issuances of shares of $1 2/3 par value common stock to existing holders of such common stock for purposes of effecting a stock dividend or split.

In addition, our senior executive officers may dispose of up to 500,000 shares in the aggregate of $1 2/3 par value common stock without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc.

In order to facilitate the offering of the debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the underwriters may sell a greater principal amount of debentures than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of debentures available for purchase by the underwriters under their option to purchase additional debentures. The underwriters can close out a covered short sale by exercising their option to purchase additional debentures or purchasing the debentures in the open market. In determining the source of debentures to close out a covered short sale, the underwriters will consider, among other things, the open market price of debentures compared to the price available under the over-allotment option. The underwriters may also sell debentures in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing debentures in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, debentures in the open market to stabilize the price of the debentures. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the debentures in the offering, if the syndicate repurchases previously distributed debentures to cover syndicate short positions or to stabilize the price of the debentures. These activities may raise or maintain the market price of the debentures above independent market levels or prevent or retard a decline in the market price of the debentures. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

E. Stanley O’Neal, a director of our company, is also a director of Merrill Lynch & Co. Inc., of which Merrill Lynch, Pierce, Fenner & Smith Incorporated is a direct wholly-owned subsidiary. John H. Bryan, a director of our company, is also a director of Goldman, Sachs & Co., and a director of Bank One Corporation, an affiliate of Banc One Capital Markets, Inc. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., acts as trustee under the indenture. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with our company and certain of our affiliates for which they have received customary fees and expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the debentures offered pursuant to this prospectus supplement will be passed upon for us by Warren G. Andersen, Esq., Attorney, Assistant General Counsel of GM, and certain other legal matters related to the debentures will be passed upon for us by Jenner & Block, LLC, and certain tax matters will be passed upon for us by Kirkland & Ellis. In addition, certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell. Mr. Andersen owns, and has options to purchase, shares of our $1 2/3 par value common stock and owns shares of our Class H common stock.

Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our board of directors and has acted as our counsel, and as counsel for certain of our subsidiaries, in various matters.

EXPERTS

The consolidated financial statements and related financial statement schedule incorporated by reference into this prospectus supplement and the accompanying prospectus from General Motors’ Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express unqualified opinions and include explanatory paragraphs relating to the change in method of accounting to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$10,000,000,000

GENERAL MOTORS CORPORATION

Debt Securities

Common Stock (par value $1 2/3)

Class H Common Stock (par value $0.10)

Preference Stock (par value $0.10)

Preferred Stock (without par value)

Purchase Contracts

Depositary Shares

Warrants

Units

We may offer from time to time debt securities, $1 2/3 par value common stock, Class H common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants or units. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our $1 2/3 par value common stock is listed in the United States on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol “GM.” Our Class H common stock is listed on the New York Stock Exchange under the symbol “GMH.”

We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

June 19, 2003

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or make any additional representations. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of such documents. The terms “General Motors,” “GM,” “we,” “us,” and “our” refer to General Motors Corporation. The term “Hughes” refers to Hughes Electronics Corporation, a wholly owned subsidiary of GM.

TABLE OF CONTENTS

About this Prospectus	1	Description of Preferred Stock	16
Principal Executive Offices	2	Description of Preference Stock	18
Where You Can Find More Information	2	Description of Debt Securities	20
Incorporation of Certain Documents by Reference	3	Description of Purchase Contracts	27
		Description of Depositary Shares	28
Description of General Motors Corporation	4	Description of Warrants	31
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preference Stock Dividends	5	Description of Units	34
		Forms of Securities	37
		Plan of Distribution	39
Use of Proceeds	5	Legal Matters	42
Overview of Our Capital Stock	6	Experts	42
Description of 1 2/3 Par Value Common Stock and Class H Common Stock	8

ABOUT THIS PROSPECTUS

This prospectus, along with a prospectus for General Motors Nova Scotia Finance Company, a wholly owned subsidiary of GM, is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities and General Motors Nova Scotia Finance Company may sell its guaranteed debt securities, as described in the related prospectus, in one or more offerings. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Incorporation of Certain Documents By Reference.”

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000. We maintain a website at www.gm.com where general information about us is available. We are not incorporating the contents of our website into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including GM. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our $1 2/3 par value common stock and Class H common stock are listed, as well as at the offices of the following stock exchanges where our $1 2/3 par value common stock is also listed in the United States: the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities, except as noted below:

GM SEC Filings (File No. 1-143)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2003
Current Reports on Form 8-K	Dates filed: January 3, 2003, January 9, 2003*, January 9, 2003*, January 10, 2003*, January 16, 2003, February 3, 2003, February 13, 2003*, February 25, 2003, February 27, 2003*, February 28, 2003, March 3, 2003, March 3, 2003, March 7, 2003, March 19, 2003, March 20, 2003, April 1, 2003, April 10, 2003, April 14, 2003, April 15, 2003*, April 23, 2003, May 1, 2003, May 15, 2003, June 3, 2003, June 6, 2003, June 10, 2003*, June 12, 2003*, June 13, 2003, June 19, 2003, June 19, 2003, and June 19, 2003

The description of the $1 2/3 par value common stock and the Class H common stock set forth in Article Fourth of General Motors’ Restated Certificate of Incorporation filed as Exhibit 3(i) to the Current Report on Form 8-K of General Motors dated June 24, 1999, as amended by the amendment filed as Exhibit 3(i) to the Current Report on Form 8-K of General Motors dated June 6, 2000

*	Reports submitted to the SEC under Item 9, Regulation FD Disclosure or Item 12, Results of Operations and Financial Condition. Pursuant to General Instruction B(2) and (6) of Form 8-K, reports submitted under Item 9 and Item 12 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, and we are not subject to the liabilities of that section. We are not incorporating, and will not incorporate by reference future filings of, these reports into a filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus.

You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Paul W. Schmidt, Controller, at the following address and telephone number:

General Motors Corporation

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 556-5000

DESCRIPTION OF GENERAL MOTORS CORPORATION

We are primarily engaged in the automotive and, through our wholly owned subsidiary, Hughes Electronics Corporation, the communications services industries. We are the world’s largest manufacturer of automotive vehicles. We also have financing and insurance operations and, to a lesser extent, are engaged in other industries.

Our automotive segment is comprised of four regions:

•	GM North America;

•	GM Europe;

•	GM Latin America/Africa/Mid-East; and

•	GM Asia Pacific.

GM North America designs, manufactures and/or markets vehicles primarily in North America under the following nameplates:

• Chevrolet	• GMC	• Buick	• Saturn
• Pontiac	• Oldsmobile	• Cadillac	• HUMMER

GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and/or marketed under the following nameplates:

• Opel	• Holden	• Buick	• GMC
• Vauxhall	• Saab	• Chevrolet	• Cadillac

Our automotive regions also have investments in Fiat Auto Holdings, Fuji Heavy Industries Ltd., Suzuki Motor Corporation, Isuzu Motors Limited, Shanghai General Motors Corporation, SAIC-GM-Wuling Automobile Company Ltd. and GM Daewoo Auto & Technology Company. These investees design, manufacture and market vehicles under the following nameplates:

• Fiat	• Subaru	• Isuzu	• Wuling
• Alfa Romeo	• Suzuki	• Buick	• Daewoo

 Certain of these investees also design, manufacture and market vehicles under the Chevrolet nameplate.

Our communications services relate to Hughes, which includes digital entertainment, information and communications services and satellite-based private business networks. For more information about Hughes, see the documents filed separately by Hughes with the SEC, including Hughes’ most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and various Current Reports on Form 8-K.

Our financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential and commercial mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage. For more information about GMAC, see the documents filed separately by GMAC with the SEC, including GMAC’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and various Current Reports on Form 8-K.

Our other industrial operations include the design, manufacturing and marketing of locomotives and heavy-duty transmissions.

Substantially all of our automotive-related products are marketed through retail dealers and distributors in the United States, Canada and Mexico, and through distributors and dealers overseas. At December 31, 2002, there were approximately 7,790 GM vehicle dealers in the United States, 800 in Canada and 210 in Mexico. Additionally, there were a total of approximately 11,800 outlets overseas which include dealers and authorized sales, service and parts outlets.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Three Months Ended March 31,		Years Ended December 31,
2003	2002	2002	2001	2000	1999	1998
1.96	1.15	1.24	1.16	1.72	2.13	1.73

We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

The following table presents the ratio of our earnings to fixed charges and preference stock dividends for the periods indicated:

Three Months Ended March 31,		Years Ended December 31,
2003	2002	2002	2001	2000	1999	1998
1.96	1.13	1.23	1.14	1.69	2.10	1.71

We compute the ratio of earnings to fixed charges and preference stock dividends by dividing earnings before income taxes and fixed charges by the sum of fixed charges and preference stock dividends. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Preference stock dividends consist of pre-tax earnings that are required to pay dividends on outstanding preference securities.

USE OF PROCEEDS

We will add the net cash proceeds from the sale by us of any securities to our general funds and they will be available for general corporate purposes, including the repayment of existing indebtedness. In addition, we intend to cancel or retire any indebtedness or other outstanding liabilities of GM that we acquire in exchange for the sale of any securities.

OVERVIEW OF OUR CAPITAL STOCK

The following description of our capital stock is based upon our restated certificate of incorporation, as amended (“Certificate of Incorporation”), our bylaws, as amended (“Bylaws”), and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and Bylaws below. The summary is not complete. Our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Certificate of Incorporation authorizes us to issue 5,706,000,000 shares of capital stock, consisting of:

•	6,000,000 shares of preferred stock, without par value;

•	100,000,000 shares of preference stock, $0.10 par value; and

•	5,600,000,000 shares of common stock comprising two classes, which shall include 2,000,000,000 shares of $1 2/3 par value common stock and 3,600,000,000 shares of Class H common stock, $0.10 par value.

As of May 31, 2003, the following shares of our capital stock were outstanding:

•	560,632,723 shares of $1 2/3 par value common stock (and an additional 56,441,400 shares were reserved for possible issuance upon conversion of our outstanding convertible debt securities); and

•	1,107,811,723 shares of Class H common stock.

There are currently no outstanding shares of preferred stock or preference stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendments to our Certificate of Incorporation.    Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote and a majority of the outstanding stock of each class entitled to vote is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision. As described below under “Description of $1 2/3 Par Value Common Stock and Class H Common Stock—Voting Rights,” our Certificate of Incorporation expressly provides that $1 2/3 par value common stockholders and Class H common stockholders each are entitled to vote separately as a class with respect to certain amendments to our Certificate of Incorporation.

Vacancies in the Board of Directors.    Our Bylaws provide that any vacancy occurring in our board of directors for any cause may be filled by a majority of the remaining members of our board, although such majority is less than a quorum.

Special Meetings of Stockholders.    Under our Bylaws, only our board of directors or the chairman of our board may call special meetings of stockholders at such place, date and time and for such purpose or purposes as shall be set forth in the notice of such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business.    If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our board of directors, our Bylaws contain certain procedures that must be followed in terms of the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business and, with respect to nominations for the board of directors, certain specified information regarding the nominee(s).

In addition to the information required in a stockholder notice described above, our Bylaws require a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. In terms of the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

•	in the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

•	in the case of a special meeting, not later than the fifteenth day following the day on which notice of the meeting is first mailed to stockholders.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transaction(s) in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF $1 2/3 PAR VALUE COMMON STOCK

AND CLASS H COMMON STOCK

We have two classes of common stock:

•	$1 2/3 par value common stock; and

•	Class H common stock.

Our Class H common stock is a “tracking stock” designed to provide holders with financial returns based on the financial performance of Hughes. In addition to the following description of our $1 2/3 par value common stock and Class H common stock, please refer to our Certificate of Incorporation which sets forth in full detail the terms of our $1 2/3 par value common stock and our Class H common stock. Our Certificate of Incorporation has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. For information regarding how you can find a copy of our Certificate of Incorporation, see “Where You Can Find More Information.”

There are no redemption or sinking fund provisions applicable to our $1 2/3 par value common stock or Class H common stock. All outstanding shares of $1 2/3 par value common stock and Class H common stock are fully paid and non-assessable, and any shares of $1 2/3 par value common stock or Class H common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Dividends

The DGCL and our Certificate of Incorporation do not require our board of directors to declare dividends on any class of our common stock. The declaration of any dividend on either class is a matter to be acted upon by our board of directors upon the recommendation of our management. If and to the extent our board of directors chooses to declare dividends on either or both of the classes of our common stock, neither the DGCL nor our Certificate of Incorporation requires any proportionate or other fixed relationship between the amount of the dividends declared on the different classes of common stock. Our board of directors reserves the right to reconsider from time to time its policies and practices regarding dividends on our common stock and to increase or decrease the dividends paid on our common stock. Our board of directors may reconsider such matters on the basis of our consolidated financial position, which includes liquidity and other factors, and, with regard to Class H common stock, the earnings and consolidated financial position of Hughes.

Both the DGCL and our Certificate of Incorporation, however, restrict the power of our board of directors to declare and pay dividends on either class of our common stock. The amounts which may be declared and paid by our board of directors as dividends on our common stock are allocated pursuant to our Certificate of Incorporation to each separate class of our common stock and are subject to the amount legally available for the payment of dividends by us under the DGCL. For dividend purposes, this allocation serves to preserve for each class of our common stockholders an interest in retained earnings that is not shared by the other class. This restriction does not require a physical segregation of our assets from the assets of Hughes. Nor does it require separate accounts or separate dividend or liquidation preferences of our assets and the assets of Hughes for the benefit of the holders of either of the separate classes of our common stock.

Calculation of Amounts Available for Payment of Dividends on Our Common Stock.    Under our Certificate of Incorporation, dividends may be paid on the $1 2/3 par value common stock to the extent of the assets legally available for the payment of dividends reduced by the sum of:

•	an amount determined by our board of directors to be available for the payment of dividends on the Class H common stock as of December 17, 1997, which we refer to as the “Hughes transaction date,” plus the paid-in surplus attributable to shares of Class H common stock issued after the Hughes transaction date; and

•	the portion of our net earnings allocated to the Class H common stock in accordance with our Certificate of Incorporation.

The financial performance of Hughes determines the earnings per share of Class H common stock and the portion of our earnings out of which dividends on the Class H common stock may be paid. The earnings per share and the amounts available for the payment of dividends on the Class H common stock are calculated using a fraction set forth in our Certificate of Incorporation. This fraction reflects the portion of Hughes’ earnings that is allocated to the amount available for dividends on the Class H common stock. We sometimes refer to this fraction as the “Class H fraction.” The numerator and denominator of the Class H fraction are determined as follows:

•	The numerator of the Class H fraction is the weighted average number of shares of Class H common stock that is outstanding during the applicable period.

•	The denominator of the Class H fraction is the number of notional shares of Class H common stock which, if outstanding, would result in 100% of the earnings of Hughes being allocated to the Class H common stock. We sometimes refer to the denominator of the Class H fraction as the “Class H dividend base.”

In order to determine what amount is available to pay dividends on the Class H common stock, the following steps are taken:

•	the net income of Hughes is determined for each quarterly accounting period (without giving effect to any adjustment which would result from accounting for our acquisition of Hughes Aircraft Company using the purchase method);

•	the net income of Hughes determined for each quarter is divided into amounts allocated to the Class H common stock and the $1 2/3 par value common stock (an amount equal to such quarterly net income of Hughes multiplied by the Class H fraction will be allocated to the Class H common stock, and the remaining amount of such quarterly net income of Hughes will be allocated to the $1 2/3 par value common stock); and

•	the amount allocated to the Class H common stock, which we sometimes refer to as the “available separate consolidated net income of Hughes,” is accumulated from quarter to quarter, together with any surplus attributable to shares of Class H common stock issued from time to time, and is reduced by the amount of any dividends actually paid on the Class H common stock.

If dividends have been declared but not paid on any outstanding shares of our preferred stock or preference stock, dividends may not be paid on the $1 2/3 par value common stock or Class H common stock until all declared but unpaid dividends on any outstanding shares of our preferred stock and preference stock have been paid.

Class H Dividend Base Adjustments.    Under our Certificate of Incorporation, our board of directors may adjust the Class H dividend base from time to time as our board of directors deems appropriate to reflect the following:

•	subdivisions and combinations of the Class H common stock and stock dividends payable in shares of Class H common stock to holders of Class H common stock;

•	the fair market value of contributions of our cash or property to Hughes, or of our cash or property to, or for the benefit of, employees of Hughes in connection with employee benefit plans or arrangements of General Motors or any of our subsidiaries;

•	the number of shares of our capital stock contributed to, or for the benefit of, employees of Hughes in connection with benefit plans or arrangements of General Motors or any of our subsidiaries;

•	payments made by Hughes to us of amounts applied to our repurchase of shares of Class H common stock, to the extent that our board of directors has approved the repurchase and has declared that such payments be applied to the repurchase; and

•	the number of shares of Class H common stock repurchased by Hughes and no longer outstanding, to the extent that our board of directors has approved the repurchase.

Our Board of Directors’ Discretion Regarding Payment of Dividends on Our Common Stock.    After the amounts available to pay dividends on the $1 2/3 par value common stock and Class H common stock are determined as provided above, our board of directors may decide to pay or not pay dividends on the $1 2/3 par value common stock and/or the Class H common stock in its sole discretion. This discretion is subject to the following restrictions:

•	The holders of our preferred stock, if any, and our preference stock, if any, may have a higher priority claim on amounts that would otherwise be available to pay dividends on our common stock, to the extent that dividends have been accumulated but not paid on our preferred or preference stock.

•	Under the DGCL, we can only pay dividends to the extent that we have surplus—the extent by which the fair market value of our net assets exceeds the amount of our capital—or the extent of our net profits for the then current and/or the preceding fiscal year.

Due to these restrictions, it is possible that, even though our net income and the net income of Hughes are sufficient to permit the payment of a dividend on either class or both classes of our common stock, payment of a dividend would not be permitted because of the requirements for the payment of dividends on our preferred or preference stock or the DGCL restriction described above.

Any dividends declared or paid on each class of our common stock from time to time will reduce the amount available for future payments of dividends on that class. The amount available for dividends on each class will also depend upon any adjustments to our capital or surplus due to repurchases or issuances of shares of that class. In addition, the DGCL permits our board of directors to adjust for any reason it deems appropriate the amounts of capital and surplus within certain parameters and therefore the amount available for dividends on each class. The DGCL also permits our board of directors to adjust the total amount legally available for the payment of dividends to reflect a fair market valuation of our assets and liabilities.

Within the constraints mentioned above, our board of directors can determine, in its sole discretion, the timing of declarations and payments, and the amounts, of dividends on each class of our common stock. Our board of directors may, in its sole discretion, declare dividends payable exclusively to the holders of $1 2/3 par value common stock, exclusively to the holders of Class H common stock, or to the holders of both classes in equal or unequal amounts. Our board of directors may make its decision notwithstanding the respective amounts of surplus available for dividends to each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor. However, the maximum amount declared as dividends on either class of our common stock cannot exceed the amount available for dividends on such class of common stock under our Certificate of Incorporation or the DGCL. See “—Dividend Policy.”

Dividend Policy.    Our board of directors has adopted a policy statement which, among other things, provides that our board of directors’ quarterly dividend policy regarding the Class H common stock is to declare and pay quarterly dividends on the Class H common stock in an amount that will equal the product of the aggregate amount of each quarterly dividend we receive from Hughes as a stockholder of Hughes, if any, multiplied by the fraction used to determine the available separate consolidated net income of Hughes at the time the dividend is declared by Hughes. The policy statement expressly provides that we will pay the quarterly dividend on the Class H common stock as soon as practicable after receipt of the corresponding dividend payment from Hughes. For the text of our board of directors policy statement, see “—GM Board of Directors Policy Statement.”

Since the completion of the Hughes restructuring transactions in late 1997, Hughes has not paid dividends on its common stock to us and, accordingly, we have not paid dividends on the Class H common stock. Further, we currently do not expect Hughes to pay dividends to us with respect to our stock in Hughes and, accordingly, our board of directors does not currently expect to pay dividends on the Class H common stock in the foreseeable future. We currently expect that the future earnings of Hughes will be retained for the development of the business of Hughes.

Voting Rights

Our Certificate of Incorporation entitles holders of $1 2/3 par value common stock and Class H common stock to a fixed number of votes per share on all matters submitted to our common stockholders for a vote. Except as described below, holders of $1 2/3 par value common stock vote together with the holders of Class H common stock as a single class based on their respective voting rights described in our Certificate of Incorporation. Our Certificate of Incorporation entitles each share of $1 2/3 par value common stock to one vote per share and each share of Class H common stock to 0.2 of a vote per share. The number of votes for each share of $1 2/3 par value common stock and Class H common stock is subject to adjustment as described below under “—Subdivision or Combination.”

The $1 2/3 par value common stock votes separately as a class only on any amendment to our Certificate of Incorporation which adversely affects the rights, powers or privileges of the $1 2/3 par value common stock, changes the par value of the $1 2/3 par value common stock or increases or decreases the authorized number of shares of $1 2/3 par value common stock. The Class H common stock votes separately as a class only on any amendment to our Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class H common stock or changes the par value of the Class H common stock. Any increase or decrease in the number of authorized shares of Class H common stock is subject to approval by the holders of a majority of the shares of $1 2/3 par value common stock and Class H common stock, voting together as a single class based upon their respective voting rights, and by the holders of a majority of the Class H common stock, voting separately as a class. Neither holders of $1 2/3 par value common stock nor holders of Class H common stock vote, either as a separate class or together, on any adjustment of the Class H dividend base or any other determination made in the calculation of the available separate consolidated net income of Hughes.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of our business, whether voluntary or involuntary, our Certificate of Incorporation provides that, after the holders of any outstanding shares of our preferred stock and preference stock receive their full preferential amounts, holders of $1 2/3 par value common stock and holders of Class H common stock will receive the assets remaining for distribution to our stockholders on a per share basis in proportion to their respective per share liquidation units. Subject to adjustment as described below under “Subdivision or Combination,” each share of $1 2/3 par value common stock has one liquidation unit and each share of Class H common stock has liquidation units equal to its number of votes, that is, 0.20 liquidation units, as described above under “—Voting Rights.” Holders of the Class H common stock have no direct rights upon liquidation, dissolution or winding up in the equity or assets of Hughes, but rather have rights in all our equity and assets, which include 100% of the stock of Hughes.

Subdivision or Combination

If we subdivide or combine the outstanding shares of the $1 2/3 par value common stock or the Class H common stock, we will appropriately adjust the per share voting and liquidation rights of the Class H common stock relative to the $1 2/3 par value common stock. In the event that we issue shares of Class H common stock as a dividend on shares of $1 2/3 par value common stock, we will adjust the liquidation rights of the applicable class of common stock so that the relative aggregate liquidation rights of each stockholder would not change as a result of the dividend.

Recapitalization and Certain Other Transactions

Under our Certificate of Incorporation, all outstanding shares of our Class H common stock may be recapitalized as shares of $1 2/3 par value common stock at any time after December 31, 2002 in the sole discretion of our board of directors and by a majority vote of the directors then in office or automatically, if at any time we, in one transaction or a series of related transactions, dispose of substantially all of the business of

Hughes to a person, entity or group of which we are not a majority owner. For purposes of the recapitalization provisions of our Certificate of Incorporation, substantially all of the business of Hughes means at least 80% of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time that the proposed transaction is approved by our board of directors. No automatic recapitalization will occur upon a disposition in connection with our dissolution, liquidation and winding up pursuant to which our net assets are distributed to our common stockholders.

In the event of any recapitalization, each holder of Class H common stock would be entitled to receive shares of $1 2/3 par value common stock having a market value as of the date provided in our Certificate of Incorporation equal to 120% of the market value of the holder’s Class H common stock. Notwithstanding this provision of our Certificate of Incorporation or the policy statement adopted by our board of directors, our board of directors may propose to our common stockholders for their approval one or more transactions on terms different than those provided by this provision or by our board of directors policy statement and which would not involve such a recapitalization. See “—GM Board of Directors Policy Statement.”

We would not issue any fractional shares of $1 2/3 par value common stock in any such recapitalization. Instead of fractional shares, a holder of Class H common stock would receive cash equal to the product of the fraction of a share of $1 2/3 par value common stock which the holder would otherwise receive multiplied by the average market price per share of the $1 2/3 par value common stock, determined as provided in our Certificate of Incorporation.

Our board of directors policy statement provides, among other things, that, subject to various exceptions, in the event that Hughes transfers any material assets to us, our board of directors shall declare and pay a dividend or make a distribution to holders of Class H common stock. In this event, these holders would receive a portion of the assets or cash or other assets having an equivalent fair value that is not less than the fraction used to determine the available separate consolidated net income of Hughes at the time of the transfer. Our board of directors policy statement also provides that, subject to various exceptions, in the event that Hughes transfers any material assets to our stockholders, the portion of the assets transferred to the holders of Class H common stock will not be less than the fraction used to determine the available separate consolidated net income of Hughes at the time of the transfer.

The exceptions to our board of directors policy statement provisions above include an exception for any transfer for which Hughes receives fair compensation. However, our board of directors policy statement provides that we will not acquire in one transaction or a series of related transactions a significant portion—that is, more than 33%—of the business of Hughes for compensation without receiving the consent of the holders of a majority of the outstanding shares of Class H common stock, voting as a separate class, and $1 2/3 par value common stock, voting as a separate class.

Potentially Diverging Interests of Our Common Stockholders

The existence of two classes of common stock with separate dividend rights can give rise to potential divergences among the interests of the holders of the two classes of our common stock concerning various intercompany transactions and other matters. The DGCL governs the duties of our board of directors with respect to these divergences. Under the DGCL, our board of directors owes fiduciary duties to all holders of our common stock, regardless of class, and must act with due care and on an informed basis in the best interests of General Motors and all of our common stockholders, regardless of class. In this regard, our board of directors, in the discharge of its fiduciary duties, principally through our capital stock committee, oversees our policies, programs and practices which may impact the potentially divergent interests of the two classes of our common stock. Our capital stock committee is comprised entirely of independent directors of our board of directors.

Our Bylaws currently provide that the capital stock committee of our board of directors is responsible for reviewing our policies and practices with respect to matters in which the two classes of our common stockholders may have divergent interests, particularly as they relate to:

•	the business and financial relationships between us or any of our units and Hughes;

•	dividends in respect of, disclosures to stockholders and the public concerning, and transactions by us or any of our subsidiaries in, shares of Class H common stock; and

•	any matters arising concerning these items;

all to the extent our capital stock committee may deem appropriate. Our capital stock committee may also recommend changes in policies, programs and practices as it may deem appropriate.

Our capital stock committee’s principal role is not to make decisions concerning matters referred to its attention, but rather to oversee the process by which decisions concerning these matters are made. Our capital stock committee conducts its oversight with a view toward, among other things, assuring a process of fair dealing between us and Hughes as well as fair consideration of the interests of all of our common stockholders in the resolution of these matters.

GM Board of Directors Policy Statement

In connection with its determination of the terms of the Class H common stock at the time of the Hughes restructuring transactions in December 1997, our board of directors adopted a policy statement concerning our dual-class common stock structure.

This policy statement may be modified, rescinded or interpreted at any time and from time to time by our board of directors. Also, notwithstanding the policy statement or the provisions concerning recapitalization of the Class H common stock into $1 2/3 par value common stock at a 120% exchange rate as provided under certain circumstances in our Certificate of Incorporation, our board of directors may propose to our common stockholders for their approval one or more transactions on terms different than those provided for by such provisions or by this policy statement which would not involve such a recapitalization.

The policy statement is set forth below in its entirety. Terms which are defined in our board of directors policy statement do not apply to the rest of this prospectus.

GM BOARD POLICY STATEMENT REGARDING CERTAIN CAPITAL STOCK MATTERS

(A) General Policy.    It is the policy of the Board of Directors of General Motors Corporation (the “GM Board”):

(1) that all material matters as to which the holders of the two classes of GM common stock may have potentially divergent interests shall be resolved in a manner which the GM Board determines to be in the best interests of General Motors Corporation and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of GM common stock; and

(2) that a process of fair dealing shall govern the relationship between GM and HEC and the means by which the terms of any material transaction between them shall be determined.

(B) Additional Matters.    In relation to the foregoing policy, it is the further policy of the GM Board that:

(1) Quarterly Dividends.

(a) In contemplation of the GM Board’s duty periodically to consider an appropriate dividend policy and practice in relation to Class H Common Stock and its expectation that the Board of Directors of HEC (the “HEC Board”) shall, at least annually, consider and determine a quarterly dividend policy with respect to the common stock of HEC (100% of which is held by GM), the GM Board shall, at least annually, determine a quarterly dividend policy with respect to the Class H Common Stock.

(b) The quarterly dividend policy of the GM Board with respect to the Class H Common Stock shall be to declare and pay quarterly dividends on the Class H Common Stock in an amount equal to the product of (i) the aggregate amount of each quarterly dividend received by GM as a stockholder of HEC, if any, multiplied by (ii) the fraction used to determine the Available Separate Consolidated Net Income of Hughes (as such term is used in GM’s Restated Certificate of Incorporation, as amended) at the time such dividend was declared by HEC.

(c) GM’s payment of a quarterly dividend on the Class H Common Stock shall be made as soon as practicable after receipt of the corresponding dividend payment from HEC.

(2) Principles Governing Dividends and Distributions Other Than Quarterly Dividends.

(a) Except as provided in paragraph (B)(2)(b) below, in the event that HEC directly or indirectly makes any transfer of material assets to GM or to GM’s stockholders:

(i) Transfers of HEC Assets to GM.    If such transfer of assets by HEC is to GM, the GM Board shall as soon thereafter as practicable declare and pay a dividend or make other provision with respect to a distribution on the Class H Common Stock so that there shall be distributed to the holders of Class H Common Stock a portion of such assets transferred to GM that is not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer to GM; provided that, if the GM Board determines that it is not reasonably practicable or not in the best interests of the holders of Class H Common Stock for GM to distribute any such assets to the holders of Class H Common Stock, GM shall distribute to such holders cash or other noncash assets having an equivalent fair value; and

(ii) Transfers of HEC Assets to GM’s Stockholders.    If such transfer of assets by HEC is to GM’s stockholders, the portion of such assets transferred to the holders of Class H Common Stock shall be not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer.

(b) Exceptions to Foregoing Principles.    The provisions of paragraph (B)(2)(a) above shall not apply to any of the following asset transfers:

(i) any transfer that results in the recapitalization of Class H Common Stock into $1 2/3 Par Value Common Stock pursuant to the provisions of paragraph (c) of Division I of Article Fourth of GM’s Restated Certificate of Incorporation, as amended;

(ii) any transfer that is made pursuant to the quarterly dividend policy described in paragraph (B)(1) above;

(iii) any transfer that is made in the ordinary course of HEC’s business;

(iv) any transfer for which HEC shall have received fair compensation as determined pursuant to this policy as described in paragraph (A) above, provided that, where required by paragraph (B)(3) below, stockholder consent to such transfer shall have been received; and

(v) any transfer which shall have received the consent of the holders of a majority of the outstanding shares of Class H Common Stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class.

(3) Separate Class Votes of GM’s Stockholders as a Condition to GM’s Acquisition of a Significant Portion of HEC Assets.    GM shall not acquire in one transaction or a series of related transactions a significant portion of the business of HEC for compensation without receiving the consent of the holders of a majority of the outstanding shares of Class H common stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class. For purposes of this paragraph, “significant portion of the business of HEC” shall mean more than 33% of the business of HEC, based on the fair market value of the assets, both tangible and intangible, of HEC as of the time that the proposed transaction is approved by the GM Board.

(4) Basis for Commercial Transactions Between GM and HEC.    GM and HEC shall operate on the principle that all material commercial transactions between them shall be based on commercially reasonable terms.

(C) Meaning of “GM” and “HEC” Within This Policy.    For purposes of this policy, “GM” shall mean General Motors Corporation and its affiliates (other than HEC), and “HEC” shall mean Hughes Electronics Corporation, including any person controlled by Hughes Electronics Corporation.

(D) Role of Capital Stock Committee Relating to This Policy.    The Capital Stock Committee of the GM Board shall oversee the implementation of, and shall have authority to interpret, this policy.

(E) Delegation.    In administering this policy, the GM Board may, at its option, delegate its authority, including to the Capital Stock Committee, and may delegate to members of management the authority to implement any matter pursuant to this policy.

(F) Fiduciary Obligations.    In making any and all determinations in connection with this policy, either directly or by appropriate delegation of authority, the GM Board shall act in its fiduciary capacity and pursuant to legal guidance concerning its obligations under applicable law.

(G) GM Board May Make Future Proposals to Stockholders for Recapitalization Transactions Which Would Be on Terms Different from Those in GM’s Current Restated Certificate of Incorporation, as Amended.    Consistent with the terms of both GM’s Restated Certificate of Incorporation, as amended, and Delaware General Corporation Law, the GM Board may, in the future, propose recapitalization transactions to GM stockholders on terms different from those provided for under GM’s Restated Certificate of Incorporation, as amended. (Such alternative proposals were utilized by GM’s Board of Directors in connection with the split-off of Electronic Data Systems Corporation in 1996 and the spin-off of the defense electronics business of HEC in 1997.)

(H) Interpretation, Amendments and Modifications of This Policy.    This policy may at any time and from time to time be modified, rescinded and interpreted by the GM Board, and the GM Board may adopt additional or other policies or make exceptions with respect to the application of this policy in connection with particular facts and circumstances, all as the GM Board may determine, consistent with its fiduciary duties to General Motors Corporation and all of its common stockholders, to be in the best interests of General Motors Corporation and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of General Motors Corporation.

Stock Exchange Listing

Our $1 2/3 par value common stock is listed in the United States on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the ticker symbol “GM.” Our Class H common stock is listed on the New York Stock Exchange under the ticker symbol “GMH.”

Transfer Agent and Registrar

The transfer agent and registrar for our $1 2/3 par value common stock and Class H common stock is EquiServe Trust Company, N.A., a federally chartered trust company doing business at 150 Royall Street, Canton, Massachusetts 02021.

Direct Registration System

Both classes of our common stock are registered in book-entry form through the direct registration system. Under this system, unless a common stockholder requests a physical stock certificate, ownership of our common stock is reflected in account statements periodically distributed to common stockholders by EquiServe, our transfer agent, who holds the book-entry shares on behalf of our common stockholders. However, any common stockholder who wishes to receive a physical stock certificate evidencing his or her shares may at any time obtain a stock certificate at no charge by contacting our transfer agent.

DESCRIPTION OF PREFERRED STOCK

This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price.

Terms of a Particular Series

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will be fully paid and non-assessable.

Dividends

Holders of preferred stock would be entitled to receive quarterly cumulative dividends when and as declared by the board of directors at the rates fixed for the respective series in the resolution or certificate of designation for the respective series. In addition, if any preferred stock were issued, it would rank senior to our preference stock and both classes of our common stock with respect to the payment of dividends.

Voting

If any shares of our preferred stock were issued, holders of such shares would not be entitled to vote except that they would vote together with the holders of both classes of our common stock upon the question of disposing of our assets as an entirety and except as otherwise required by the DGCL.

Liquidation

Any shares of preferred stock that are issued will have priority over the preference stock and both classes of our common stock with respect to liquidation rights.

Transfer Agent and Registrar

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF PREFERENCE STOCK

This prospectus describes certain general terms and provisions of our preference stock. When we offer to sell a particular series of preference stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preference stock. The preference stock will be issued under a certificate of designations relating to each series of preference stock and is also subject to our Certificate of Incorporation.

Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preference stock from time to time in distinctly designated series up to the maximum number of shares of preference stock authorized, with the terms of each series fixed by our board in the resolutions providing for the issuance of such series.

Terms of a Particular Series

The prospectus supplement will describe the terms of any preference stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend (which may be cumulative or non-cumulative) rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	whether the preference stock is convertible or exchangeable and, if so, the securities into which the preference stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preference stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preference stock offered will be fully paid and non-assessable.

Dividends

If any preference stock were issued, it would rank junior to our preferred stock, if any, and senior to both classes of our common stock with respect to the payment of dividends.

Liquidation

If any preference stock were issued, it would rank junior to our preferred stock, if any, and senior to both classes of our common stock with respect to liquidation rights.

Transfer Agent and Registrar

The transfer agent for each series of preference stock will be described in the prospectus supplement.

Miscellaneous

Our board of directors has the authority to create and issue a series of preference stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preference stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control in us without any further stockholder action.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either senior or subordinated debt. We will issue debt securities that will be senior debt under the senior debt indenture dated December 7, 1995 between us and Citibank, N.A., as senior debt trustee, as supplemented. We will issue debt securities that will be subordinated debt under the subordinated debt indenture dated as of December 20, 2001 between us and Citibank, N.A, as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the “indenture” and collectively as the “indentures.” This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the “trustee” and collectively as the “trustees.” When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summaries are not complete and are subject to the terms of the senior debt indenture and the subordinated debt indenture, respectively, which are incorporated herein by reference. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination and covenants. See

“—Subordinated Debt” and “—Certain Covenants.”

Neither indenture limits the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time.

Terms of a Particular Offering

The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest;

•	the times at which the interest will be payable;

•	whether the debt securities are convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the date after which the debt securities may be redeemed and the redemption price or any prepayment or sinking fund provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the currency or currencies in which the debt securities are issuable or payable;

•	the exchanges on which the debt securities may be listed;

•	whether the debt securities shall be issued in book-entry form; and

•	any other specific terms, including any additional events of default or covenants.

Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the trustees, which at the date hereof is 111 Wall Street, New York, New York 10005, Attention: Citibank Agency & Trust, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in a prospectus supplement.

Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in a prospectus supplement, in any other freely transferable currency.

If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

If a prospectus supplement specifies that the debt securities will have a redemption option, the “Option to Elect Repurchase” constitutes an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the SEC and furnish certain information to the holders of the debt securities.

Senior Debt

We will issue under the senior debt indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt (other than obligations preferred by mandatory provisions of law).

Subordinated Debt

We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our “senior indebtedness.” The subordinated debt indenture defines “senior indebtedness” as obligations of, or guaranteed or assumed by, us for borrowed money or leased property in capitalized lease or sale and leaseback transactions, or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the subordinated debt indenture, section 13.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist;

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 6 of the subordinated debt indenture; this declaration must not have been rescinded and annulled as provided in the subordinated debt indenture; or

•	any different or additional events described in a prospectus supplement.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Certain Covenants

Definitions Applicable to Covenants Under Our Senior Debt Indenture.    The following definitions shall be applicable to the senior debt covenants specified below:

(i) “Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by our chairman, president or any vice chairman, any vice president, our treasurer or any assistant treasurer), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(ii) “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(iii) “Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on our books as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include Hughes Electronics Corporation and its Subsidiaries, General Motors Acceptance Corporation and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to us or others or which is principally engaged in financing our operations outside the continental United States of America.

(iv) “Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(v) “Principal Domestic Manufacturing Property” means any manufacturing plant or facility owned by us or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of our Board of Directors, is of material importance to the total business conducted by us and our consolidated affiliates as an entity.

(vi) “Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, or by one or more Subsidiaries, or by us and one or more Subsidiaries.

Limitation on Liens.    For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of ours or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the senior debt securities (together with, if we shall so determine, any other indebtedness of us or such Manufacturing Subsidiary ranking equally with the senior debt securities and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of ours and our Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders equity of us and our consolidated subsidiaries, as determined in accordance with accounting principles generally accepted in the U.S. and shown on the audited consolidated balance sheet contained in the latest published annual report to our stockholders.

The above restrictions shall not apply to Debt secured by:

(i) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

(ii) Mortgages on property existing at the time of acquisition of such property by us or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by us or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to us or a Manufacturing Subsidiary of improvements to such acquired property;

(iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to us or to another Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with us or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Manufacturing Subsidiary;

(v) Mortgages on property of ours or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v); provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

The subordinated debt indenture does not include any limitation on our ability to incur these types of liens.

Limitation on Sales and Lease-Backs.    For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by us or any Manufacturing Subsidiary on the date that the senior debt securities are originally issued (except for temporary leases for a term of not more than five years and except for leases between us and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by us or such Manufacturing Subsidiary to such person, unless either:

(i) we or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the senior debt securities; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant); or

(ii) we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of ours or any Manufacturing Subsidiary (other than Debt owned by us or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

The subordinated debt indenture does not include any limitations on sales and lease-backs.

Defeasance

If the terms of a particular series of debt securities so provide, we may, at our option, (a) discharge its indebtedness and its obligations under the applicable indenture with respect to such series or (b) not comply with certain covenants contained in the applicable indenture with respect to such series, in each case by depositing funds or obligations issued or guaranteed by the United States of America with the trustee sufficient to pay and discharge the entire indebtedness of all outstanding debt securities of such series. Such defeasance is subject to other conditions including receipt of a tax opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such defeasance had not occurred.

Consolidation, Merger or Sale of Assets

The indentures provide that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the debt securities. In either case, the indentures provide that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the indentures provide that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the indentures.

Modification of the Indenture

The indentures contain provisions permitting us and the applicable trustee to modify or amend such indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series at the time outstanding under either such indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

•	change the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount due and payable upon acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of, or premium, if any, or interest, on any debt securities payable in any currency other than so provided in such debt securities, without the consent of the holder of each debt security so affected; or

•	in the case of debt securities that are convertible, change in any manner adverse to the holders, the amounts payable upon the redemption of the debt securities, the date, if any, on which the holders have the right to require us to repurchase the debt securities, or the transactions or events upon which the holders have the right to require us to repurchase the debt securities or the amounts payable upon the repurchase, or the circumstances under which the holders have the right to convert the debt securities or the amounts receivable upon conversion thereof; or

•	reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the indentures.

Events of Default

An event of default with respect to any series of debt securities issued subject to the indentures is defined in the indentures as being:

•	default in payment of any principal or premium, if any, on such series;

•	default for 30 days in payment of any interest on such series;

•	default for 90 days after notice in performance of any other covenant in the indentures; or

•	certain events of bankruptcy, insolvency or reorganization.

If the terms of any series of subordinated debt provide for additional events of default, they will be described in a prospectus supplement.

No event of default with respect to a particular series of debt securities issued under the indentures necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. In case an Event of Default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an Event of Default as set out in the fourth item listed above shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding under the applicable indenture, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any Event of Default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest on such debt security for which payment had not been subsequently made. We are required to file with each trustee annually an Officers’ Certificate as to the absence of certain defaults under the terms of the applicable indenture. The indentures provides that the trustees may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

Subject to the provisions of the indentures relating to the duties of the trustees in case an Event of Default shall occur and be continuing, the trustees shall be under no obligation to exercise any of their respective rights or powers under the indentures at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the trustees reasonable indemnity or security.

Subject to such provisions for the indemnification of the trustees and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees.

Concerning our Relationships with the Trustees

Citibank, N.A. is the trustee under both the senior debt indenture and the subordinated debt indenture. It is also the trustee under an indenture for General Motors Nova Scotia Finance Company, for which we are the guarantor, as well as under various other indentures covering our outstanding notes and debentures. Citibank, N.A. and its affiliates act as depositary for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt securities or equity securities issued by us or securities of third parties (including any of our affiliates), a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. We may satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The purchase contracts may be entered into separately or as a part of units.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock or preference stock, rather than full shares of preferred stock or preference stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in a prospectus supplement) of a share of a particular series of preferred stock or preference stock.

The shares of any series of preferred stock or preference stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock or preference stock underlying the depositary share, to all the rights and preferences of the preferred stock or preference stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock or preference stock underlying the depositary shares in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts, forms of which have been filed as exhibits to the registration statement.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock or Preference Stock

Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock or preference stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock or preference stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock or preference stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock or preference stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock or preference stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock or preference stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock or preference stock.

Conversion of Preferred Stock or Preference Stock

If the prospectus supplement relating to the depositary shares says that the deposited preferred stock or preference stock is convertible into or exchangeable for either class of our common stock or shares of another series of our or our affiliates’ preferred stock or preference stock, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions directing the conversion or exchange of the preferred stock or preference stock represented by the depositary shares into or for whole shares of the applicable class of our common stock or shares of another series of our or our affiliates’ preferred stock or preference stock. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for conversion or exchange of the deposited preferred stock or preference stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which the underlying preferred stock or preference stock is convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the underlying stock and any redemption of the underlying stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, equity securities or securities of third parties (including any of our affiliates) or other rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities. We may offer warrants separately or together with any other securities in the form of units, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.

The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in a prospectus supplement.

Warrants

The prospectus supplement will describe the terms of any warrants being offered, including:

•	the title and the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities, purchasable upon exercise of the warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the periods during which, and places at which, the warrants are exercisable;

•	the date or dates on which the warrants will expire;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	whether the warrants will be sold separately or with other securities as part of a unit;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	any provisions for the adjustment of the number or amount of securities receivable upon exercise of warrants;

•	the identity of the warrant agent;

•	the exchanges, if any, on which the warrants may be listed;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	whether the warrants shall be issued in book-entry form; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We will issue warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in a prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements are not intended to be comprehensive and you should review the detailed provisions of the relevant warrant agreement to be filed with the SEC in connection with the offering of specific warrants for a full description and for other information regarding the warrants.

Significant Provisions of the Warrant Agreements

The following terms and conditions of the warrant agreement will apply to each warrant, unless otherwise specified in the applicable prospectus supplement:

Modifications without Consent of Warrant Holders.    We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

•	cure any ambiguity;

•	cure, correct or supplement any defective or inconsistent provision;

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect; or

•	reduce the exercise price of the warrants.

Modifications with Consent of Warrant Holders.    We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected, may modify or amend the warrant agreements. However, we and the warrant agent may not make any of the following modifications or amendments without the consent of each affected warrant holder:

•	change the exercise price of the warrants;

•	reduce the amount or number receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

•	shorten the period of time during which the warrants may be exercised;

•	materially and adversely affect the rights of the owners of the warrants; or

•	reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the applicable warrant agreement.

Consolidation, Merger or Sale of Assets.    If at any time we merge or consolidate or transfer substantially all of our assets, the successor corporation will succeed to and assume all of our obligations under each warrant agreement and the warrant certificates. We will then be relieved of any further obligation under the warrant agreements and the warrants issued thereunder. See “Description of Debt Securities—Certain Covenants” and “Description of Debt Securities—Consolidation, Merger or Sale of Assets.”

Enforceability of Rights of Warrant Holders.    The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other securities, including $1 2/3 par value common stock, Class H common stock, preference stock or preferred stock, or any other warrant property purchasable upon exercise of the warrants, including, without limitation, the right to receive dividends, if any, or interest on any securities, the right to receive payments on debt securities or any other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

Registration and Transfer of Warrants.    Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

New York Law to Govern.    The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units consisting of one or more debt securities or other securities, including $1 2/3 par value common stock, Class H common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants or any combination thereof, as described in a prospectus supplement.

The applicable prospectus supplement will describe:

•	the designation and the terms of the units and of the debt securities, preferred stock, preference stock, $1 2/3 par value common stock, Class H common stock, purchase contracts, depositary shares and warrants constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	any additional terms of the governing unit agreement;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, preference stock, $1 2/3 par value common stock, Class H common stock, purchase contracts, depositary shares or warrants constituting the units; and

•	any applicable United States federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Preference Stock,” “Description of $1 2/3 Par Value Common Stock and Class H Common Stock,” “Description of Purchase Contracts,” “Description of Depositary Shares,” “Description of Warrants” and those described below under “—Significant Provisions of the Unit Agreement” will apply to each unit and to any debt security, preferred stock, preference stock, $1 2/3 par value common stock, Class H common stock, purchase contract, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in a prospectus supplement. The following descriptions of material provisions and terms of the unit agreement and units are not complete, and you should review the detailed provisions of the unit agreement to be filed with the SEC in connection with the offering of specific units for a full description, including the definition of some of the terms used in this prospectus and for other information regarding the units.

Significant Provisions of the Unit Agreement

The following terms and conditions of the unit agreement will apply to each unit and to any debt security, preferred stock, preference stock, $1 2/3 par value common stock, Class H common stock, purchase contract, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement:

Obligations of Unit Holder.    Under the terms of the unit agreement, each owner of a unit consents to and agrees to be bound by the terms of the unit agreement.

Assumption of Obligations by Transferee.    Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

Remedies.    Upon the acceleration of the debt securities constituting any units, our obligations may also be accelerated upon the request of the owners of not less than 25% of the affected purchase contracts, on behalf of all the owners.

Limitation on Actions by You as an Individual Holder.    No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and in the case of an event of default under the debt securities or the relevant indenture, unless the procedures, including notice to us and the trustee, described in the applicable indenture have been complied with.

If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding.

Absence of Protections against All Potential Actions.    There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction.

Modification without Consent of Holders.    We and the unit agent may amend the unit agreement without the consent of the holders to:

•	cure any ambiguity;

•	correct or supplement any defective or inconsistent provision; or

•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

Modification with Consent of Holders.    We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

•	materially adversely affect the holders’ units or the terms of the unit agreement (other than terms related to the three clauses described above under “—Modification without Consent of Holders”); or

•	reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the three clauses described above under “—Modification without Consent of Holders”).

Modifications of any debt securities included in units may only be made in accordance with the applicable indenture, as described under “Description of Debt Securities—Modification and Waiver.”

Consolidation, Merger or Sale of Assets.    The unit agreement provides that we will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•	we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•	the surviving entity will expressly assume all of our obligations under the debt securities and each indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the unit agents and will be in form and substance reasonably satisfactory to the trustees;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•	we or the surviving entity will have delivered to the unit agents an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the applicable indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indentures, the successor corporation will succeed to, and be substituted for, and may exercise our rights and powers under the indentures with the same effect as if such successor corporation had been named as us. Except for any lease or any sale, assignment, conveyance, transfer, lease or other disposition to certain of our subsidiaries, we will be discharged from all obligations and covenants under the indentures and the debt securities.

Unit Agreement Not Qualified Under Trust Indenture Act.    The unit agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units will not have the benefits of the protections of the Trust Indenture Act. However, any debt securities issued as part of a unit will be issued under an indenture qualified under the Trust Indenture Act, and the trustee under that indenture will be qualified as a trustee under the Trust Indenture Act.

Title.    We, the unit agent, the trustees, the warrant agent and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

New York Law to Govern.    The unit agreement, the units and the purchase contracts constituting part of the units will be governed by, and construed in accordance with, the laws of the State of New York.

FORMS OF SECURITIES

Unless otherwise indicated in a prospectus supplement, the debt securities, purchase contracts, warrants and units will be issued in the form of one or more fully registered global securities (a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository” or “DTC”) and registered in the name of the Depository’s nominee. Beneficial interests in a Global Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the Depository. Investors may elect to hold interests in the Global Securities through DTC. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

•	securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants or indirect participants.

The Depository advises that pursuant to procedures established by it:

•	upon issuance of a Global Security, the Depository will credit the account of participants designated by any dealers, underwriters or agents participating in the distribution of the securities with the respective principal or face amounts of securities beneficially owned by such participants; and

•	ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Security).

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to own, transfer or pledge beneficial interests in a Global Security is limited to such extent.

As long as the Depository’s nominee is the registered owner of a Global Security, such nominee for all purposes will be considered the sole owner or holder of the securities represented by the Global Security. Except as provided below, you will not:

•	be entitled to have any of the securities registered in your name;

•	receive or be entitled to receive physical delivery of the securities in definitive form; or

•	be considered the owners or holders of the securities under the applicable indenture, purchase contract agreement, warrant agreement or unit agreement.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to purchase contracts, warrants or units, represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the trustees, any unit agent, purchase contract agent, warrant agent, paying agent or any other agent for payment on or registration of transfer or exchange of any Global Security nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the Depository is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue securities in definitive form in exchange for the Global Securities. In addition, we may at any time determine not to have the securities represented by Global Securities and, in such event, will issue securities in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form. No service charge will be made for any transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

PLAN OF DISTRIBUTION

We may offer from time to time debt securities, $1 2/3 par value common stock, Class H common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants and units. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. Some of these securities may, pursuant to their terms, be mandatorily convertible into or mandatorily exchangeable for securities issued or to be issued by us or any third party, including any of our affiliates.

A prospectus supplement will set forth the terms of the offering of the securities described in this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell the securities for cash, or in exchange for satisfaction of our outstanding liabilities to certain of our creditors, in any of the following ways (or in any combination thereof):

•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers;

•	through remarketing firms; and

•	through direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily three business days or less.

By Underwriters

If an underwriter or underwriters are utilized in the sale of securities, we will enter into an underwriting agreement or exchange agreement, as applicable, with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in a prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

By Dealers

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing Firms

We may use a remarketing firm to offer or sell the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will also describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Delayed Delivery Contracts

If so indicated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other institutions.

All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet or Bidding or Ordering System

We may also offer securities directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

The final offering price at which securities would be sold and the allocation of securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. We will describe in a supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

General Information

The place and time of delivery for the securities described in this prospectus will be set forth in the accompanying prospectus supplement.

We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for  us by Martin I. Darvick, Esq., an attorney on our legal staff, and for the agents by Davis Polk & Wardwell.  Mr. Darvick owns shares and holds options to purchase shares of our $1 2/3 par value common stock and owns shares of our Class H common stock. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as counsel to us and certain of our affiliates in various matters.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated into this document by reference from the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express unqualified opinions and include explanatory paragraphs relating to the change in method of accounting to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.